Exhibit 2.1

AMENDED AND RESTATED

SERIES A CONVERTIBLE PREFERRED STOCK

TRANSACTION AGREEMENT

BY AND AMONG

GUARANTY BANCORP

AND

THE SERIES A CONVERTIBLE PREFERRED STOCK HOLDERS NAMED HEREIN

DATED AS OF AUGUST 9, 2011

i

This AMENDED AND RESTATED SERIES A CONVERTIBLE PREFERRED STOCK TRANSACTION AGREEMENT (this “Agreement”), dated as of August 9, 2011, is by and among Guaranty Bancorp, a Delaware corporation (the “Company”), and each holder of Series A Convertible Preferred Stock listed on Annex A attached hereto and each such other holders of Series A Convertible Preferred Stock that may become a party hereto from time to time (each, a “Series A Holder” and collectively, the “Series A Holders”).

RECITALS

WHEREAS, the parties hereto entered into the original Series A Convertible Preferred Stock Transaction Agreement, dated as of July 27, 2011, and desire to amend and restate such agreement pursuant to the terms set forth herein.

WHEREAS, the Company and the Series A Holders are each a party to that certain Investment Agreement, dated as of May 6, 2009, as amended (the “Investment Agreement”), pursuant to which the Series A Holders and other investors agreed to purchase shares of the Company’s Series A Convertible Preferred Stock, par value $0.001 per share (the “Series A Preferred Stock”).

WHEREAS, on August 11, 2009, (i) the Company filed the Certificate of Designations for Series A Convertible Preferred Stock of Guaranty Bancorp (the “Certificate of Designations”) with the Secretary of State of the State of Delaware and (ii) the Series A Holders and other investors acquired, in the aggregate, 59,053 shares of the Series A Preferred Stock.

WHEREAS, each share of Series A Preferred Stock pays a non-cumulative dividend at an annual rate of 9%, which, for the first two years, can be paid in the form of payment-in-kind dividends of Series A Preferred Stock (“PIK Dividend”), and such PIK Dividends have been paid each quarter since August 11, 2009, as a result of which the Series A Holders and other investors currently own 69,013 shares of the Series A Preferred Stock.

WHEREAS, each share of Series A Preferred Stock is convertible (i) at any time at the option of the holder thereof after August 11, 2011 and (ii) mandatorily on August 11, 2014, into shares of voting common stock of the Company, par value $0.001 per share (“Voting Common Stock”), or, as applicable, shares of non-voting common stock of the Company, par value $0.001 per share (“Non-Voting Common Stock”, and, together with the Voting Common Stock, the “Common Stock”), at a conversion price as set forth in the Certificate of Designations.

WHEREAS, in order to eliminate the outstanding Series A Preferred Stock and facilitate the simplification of the capital structure of the Company, and for other good and valid business reasons, the parties hereto desire to enter into a transaction (the “Transaction”) pursuant to which (i) all of the outstanding shares of Series A Preferred Stock shall be converted into shares of Common Stock and (ii) as an inducement to the Series A Holders to effect such conversion prior to the date such conversion would be mandatory and to forgo the rights to liquidation preferences and future dividends provided for in the Certificate of Designations and to facilitate the adoption of the Amended and Restated Certificate of Designations (as defined below) by the Series A Holders, the Company will issue to the holders of Series A Preferred Stock, immediately prior to but as part of such conversion, additional consideration in the form of a special PIK Dividend amounting in the aggregate to 7,300 shares of Series A Preferred Stock (the “Special PIK Dividend”), on the terms and subject to the conditions set forth herein and as set forth in the form of the Amended and Restated Certificate of Designations attached as Exhibit A hereto (the “Amended and Restated Certificate of Designations”).

WHEREAS, in order to conform to the policies and guidance of the Federal Reserve Board in connection with the terms and structure of the Non-Voting Common Stock, the parties hereto desire to effect an amendment of the terms of the Non-Voting Common Stock as set forth in the form of the Amendment to the Company’s Second Amended and Restated Certificate of Incorporation attached as Exhibit B hereto (the “COI Amendment”).

WHEREAS, it is intended that this Agreement constitute a plan of reorganization of the Company within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the ‘‘Code”), and that the isolated transactions effected pursuant to this Agreement, which are not part of a plan to periodically increase the interests of the Series A Holders in the assets or earnings and profits of the Company, constitute an exchange pursuant to a recapitalization within the meaning of Section 368(a)(1)(E) of the Code.

WHEREAS, a special committee of independent and disinterested directors (the “Special Committee”) of the Board of Directors of the Company (the “Board of Directors”), consisting of Edward B. Cordes, Stephen D. Joyce and Kathleen Smythe, has been formed to evaluate and negotiate the terms of the Transaction on behalf of the Company.

WHEREAS, the Special Committee has engaged FIG Partners LLC as its independent financial advisor (“Financial Advisor”), and the Special Committee has received a fairness opinion from the Financial Advisor, dated as of July 27, 2011, with respect to the fairness of the Transaction, subject to the various assumptions and qualifications set forth therein (the “Fairness Opinion”).

WHEREAS, the Special Committee has determined that this Agreement and the Transaction are in the best interests of the Company and its stockholders, specifically including the stockholders of the Company other than the holders of the Series A Preferred Stock.

WHEREAS, the Special Committee unanimously approved the Transaction and has recommended the terms of the Transaction to the Board of Directors.

WHEREAS, the Board of Directors has determined that this Agreement and the Transaction are in the best interests of the Company and its stockholders, specifically including the stockholders of the Company other than the holders of the Series A Preferred Stock.

WHEREAS, the Board of Directors has approved the terms of the Transaction and resolved to recommend to the Company’s stockholders that the stockholders vote to approve the Transaction.

NOW THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, intending to be legally bound, the parties hereto hereby agree as follows:

Section 1.               Certain Definitions.  The following terms used herein shall have the meanings set forth below:

“Additional Series A Holder” means each Series A Holder who executes a Joinder.

“Affiliate” means, with respect to any Person, any Person directly or indirectly controlling, controlled by or under common control with such other Person.

“Agreement” has the meaning set forth in the preamble hereof.

“Amended and Restated Certificate of Designations” has the meaning set forth in the recitals hereof.

“Bank” means Guaranty Bank and Trust Company.

“BHC Act” means the Bank Holding Company Act of 1956, as amended.

“Board of Directors” has the meaning set forth in the recitals hereof.

“Burdensome Condition” has the meaning set forth in Section 5(a)(iv) hereof.

“Business Day” means any day that is not a Saturday, a Sunday or a day on which banks are required or permitted by law or executive order to be closed in the State of Colorado.

“Castle Creek” means Castle Creek Capital Partners IV, L.P.

“Certificate of Designations” has the meaning set forth in the recitals hereof.

“Closing” has the meaning set forth in Section 2(d) hereof.

“Closing Date” has the meaning set forth in Section 2(d) hereof.

“Code” has the meaning set forth in the recitals hereof.

“COI Amendment” has the meaning set forth in the recitals hereof.

“Common Stock” has the meaning set forth in the recitals hereof.

“Company” has the meaning set forth in the preamble hereof.

“Conversion” has the meaning set forth in Section 2(b) hereof.

“Conversion Price” has the meaning set forth in the Amended and Restated Certificate of Designations.

“Conversion Securities” means the shares of Voting Common Stock or Non-Voting Common Stock issued pursuant to the Conversion.

“Effective Time” has the meaning set forth in Section 2(b) hereof.

“Excess Shares” has the meaning set forth in Section 6(k) hereof.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated by the SEC thereunder.

“Fairness Opinion” has the meaning set forth in the recitals hereof.

“Family Members” has the meaning set forth in Section 6(h)(ii)(A) hereof.

“Family Trust” has the meaning set forth in Section 6(h)(ii)(A) hereof.

“Family Wealth Planning Entity” has the meaning set forth in Section 6(h)(ii)(A) hereof.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System.

“Financial Advisor” has the meaning set forth in the recitals hereof.

“Governmental Entity” means any court, administrative agency or commission or other governmental authority or instrumentality, whether federal, state, local or foreign, and any applicable industry self-regulatory organization.

“Institutional Series A Holder” means any of Castle Creek, Patriot or Relational.

“Investment Agreement” has the meaning set forth in the recitals hereof.

“Investment Agreement Amendment” has the meaning set forth in Section 7(a) hereof.

“Joinder” means a joinder to become a party to this Agreement substantially in the form of Exhibit C.

“Letter of Transmittal” has the meaning set forth in Section 2(e)(i) hereof.

“Non-Control Determination” has the meaning set forth in Section 6(c) hereof.

“Non-Voting Common Stock” has the meaning set forth in the recitals hereof.

“Patriot” means collectively Patriot Financial Partners, L.P. and Patriot Financial Partners Parallel, L.P.

“Person” means an individual, corporation, partnership, association, joint stock company, limited liability company, joint venture, trust, Governmental Entity, unincorporated organization or other legal entity.

“PIK Dividend” has the meaning set forth in the recitals hereof.

“Proxy Statement” has the meaning set forth in Section 6(a) hereof.

“Recommendation” has the meaning set forth in Section 6(b)(iii) hereof.

“Relational” means collectively Relational Investors Mid-Cap Fund I, L.P. and Relational Investors Mid-Cap Fund II, L.P.

“Requesting Series A Holder” has the meaning set forth in Section 6(c) hereof.

“SEC” means the Securities and Exchange Commission, or any successor agency thereto.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated by the SEC thereunder.

“Series A Certificate” has the meaning set forth in Section 2(c) hereof.

“Series A Holder” has the meaning set forth in the preamble hereof and shall include each Additional Series A Holder upon its execution of a Joinder.

“Series A Preferred Stock” has the meaning set forth in the recitals hereof.

“Shares” has the meaning set forth in Section 5(a)(viii) hereof.

“Shelf Registration Statement” has the meaning set forth in Section 6(e).

“Special Committee” has the meaning set forth in the recitals hereof.

“Special PIK Dividend” has the meaning set forth in the recitals hereof.

“Stockholder Approval” has the meaning set forth in Section 5(a)(vii) hereof.

“Stockholder Approval Matters” has the meaning set forth in Section 6(b)(ii) hereof.

“Stockholders Meeting” has the meaning set forth in Section 6(b)(i) hereof.

“Transaction” has the meaning set forth in the recitals hereof.

“Transfer Agent” means the Company’s transfer agent, Computershare Investor Services, LLC, or any successor or replacement thereto.

“Voting Common Stock” has the meaning set forth in the recitals hereof.

Section 2.               Transaction; Closing; Delivery of Conversion Securities.

(a)           Consent of Series A Holders; Efforts.  Each Series A Holder hereby consents to the Amended and Restated Certificate of Designations set forth in Exhibit A and agrees to execute and deliver such other documents as may be reasonably necessary to effect such amendment and restatement of the Certificate of Designations as requested by the Company.  Each Series A Holder agrees to use its commercially reasonable efforts to assist the Company in causing each other holder of Series A Preferred Stock to consummate the transactions contemplated by this Agreement.

(b)           Special PIK Dividend and Conversion.  Effective as of the Closing Date (as defined below), subject to the terms and conditions set forth herein, (i) the Special PIK Dividend shall be issued and (ii) immediately thereafter, each outstanding share of Series A Preferred Stock shall be converted into shares of Common Stock (the “Conversion”) in accordance with the Amended and Restated Certificate of Designations and as part of a recapitalization within the meaning of Section 368(a)(1)(E) of the Code. Subject to the satisfaction or waiver of the conditions set forth in Section 5 hereof, the Company shall cause to be filed with the Secretary of State of the State of Delaware the Amended and Restated Certificate of Designations, and the Special PIK Dividend and Conversion shall become effective at such time as may be specified in the Amended and Restated Certificate of Designations (the “Effective Time”).

(c)           Effect of Conversion.  Each share of Series A Preferred Stock issued and outstanding immediately prior to the Effective Time shall become and be converted into the right to receive the Conversion Securities.  At the Effective Time, all shares of Series A Preferred Stock shall cease to be outstanding, and each certificate that immediately prior to the Effective Time represented any shares of Series A Preferred Stock (a “Series A Certificate”) shall thereafter represent only the right to receive the Conversion Securities.  After the Effective Time, there shall be no transfers on the stock transfer books of the Company of the shares of Series A Preferred Stock that were outstanding immediately prior to the Effective Time other than to settle transfers of Series A Preferred Stock that occurred prior to the Effective Time.

(d)           Closing.  Subject to the satisfaction or waiver of the conditions set forth in Section 5 hereof, the closing of the Transaction (the “Closing”) shall occur at the offices of Jones & Keller, P.C. at 10:00 a.m., Mountain time, on the first Business Day following the day on which the conditions to Closing set forth in Section 5 hereof (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) shall be satisfied or waived in accordance with this Agreement, or at such other time or place as the Company and the Series A Holders may agree in writing (the “Closing Date”).

(e)           Delivery of Conversion Securities.

(i)            As soon as reasonably practicable after the Effective Time, but in no event later than three (3) Business Days thereafter, the Company shall cause the Transfer Agent to mail or otherwise deliver to each former holder of record of Series A Preferred Stock (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to Series A Certificate(s) shall pass, only upon delivery of Series A Certificate(s) (or affidavits of loss and, if applicable, a bond in lieu thereof) to the Transfer Agent) (the “Letter of Transmittal”), and (ii) instructions for use in effecting the surrender of the Series A Certificates in exchange for the Conversion Securities.

(ii)           Upon surrender of a Series A Certificate for cancellation to the Transfer Agent (or an affidavit of loss and, if applicable, a bond in lieu thereof) together with the Letter of Transmittal, duly executed, the holder of such Series A Certificate shall be entitled to receive in exchange therefor the Conversion Securities, and the Series A Certificate so surrendered shall forthwith be cancelled.  The Company shall direct the Transfer Agent to promptly deliver the Conversion Securities to each former holder of record of Series A Preferred

Stock who properly complies with the transmittal instructions described herein, and in no case shall such delivery be made later than five (5) Business Days after receipt by the Transfer Agent of such instructions.

(iii)          In the event any Series A Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Series A Certificate to be lost, stolen or destroyed and, if reasonably required by the Company or the Transfer Agent, the posting by such Person of a bond in such amount as the Company may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Series A Certificate, the Transfer Agent will issue in exchange for such affidavit and such bond, if applicable, the Conversion Securities deliverable in respect thereof pursuant to this Agreement.

Section 3.               Representations and Warranties of the Company.  The Company represents and warrants to the Series A Holders as of the date hereof as follows:

(a)           Organization and Authority.  The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate or similar power and authority to carry on its business as currently conducted.

(b)           Authorization.  This Agreement has been duly and validly authorized, executed and delivered by the Company and, assuming due authorization, execution and delivery by the Series A Holders, constitutes a binding obligation of the Company enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).  Subject to the receipt of the Stockholder Approval, all of the Conversion Securities to be issued to the holders of Series A Preferred Stock upon Conversion have been duly authorized for issuance and, when issued in accordance with this Agreement and the Amended and Restated Certificate of Designations, the Conversion Securities will be validly issued, fully paid and non-assessable.

(c)           Capitalization.  As of July 27, 2011, the authorized capital stock of the Company consists of (i) 143,750,000 shares of Voting Common Stock, of which 53,232,485 shares are issued and outstanding as of July 22, 2011, (ii) 6,250,000 shares of Non-Voting Common Stock, none of which is issued and outstanding as of the date of this Agreement and (iii) 50,000,000 shares of preferred stock, par value $0.001 per share, of which 73,280 shares of Series A Preferred Stock are designated and 69,013 shares of Series A Preferred Stock are issued and outstanding as of the date of this Agreement.  As of July 22, 2011, there were 6,049,418 shares of Common Stock authorized and reserved for issuance under the Company’s Amended and Restated 2005 Stock Incentive Plan and no outstanding options to purchase shares of Common Stock thereunder.  Except (i) for the rights granted pursuant to this Agreement, (ii) the rights granted pursuant to the Certificate of Designations or (iii) as previously disclosed by the Company in any reports, schedules, forms, statements or other documents filed or furnished since January 1, 2010 (not including any documents incorporated by reference during such period), and publicly available on the EDGAR system of the SEC prior to the date of this Agreement, there are no outstanding subscriptions, contracts, conversion privileges, options, warrants, calls, preemptive rights or other rights obligating the Company or any of its subsidiaries to issue, sell or otherwise dispose of, or to purchase, redeem or otherwise acquire, any shares of capital stock of the Company or any of its subsidiaries, other than 1,513,625 outstanding shares of employee restricted stock awards.

(d)           No Conflicts.  The execution, delivery and performance by the Company of this Agreement, the compliance by the Company with all of the provisions of this Agreement and the consummation of the transactions contemplated herein will not, subject to the Stockholder Approval, (i) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of, any lien, security interest, charge or encumbrance upon any of the properties or assets of the Company or any of its subsidiaries under any of the terms, conditions or provisions of (A) its certificate of incorporation or by-laws or other organizational documents, as applicable, or (B) any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other agreement to which the Company or any of its subsidiaries is a party or by which it or any of its subsidiaries may be bound, or to which the Company or any of its subsidiaries or any of the properties or assets of the Company or any of its subsidiaries may be subject, or (ii) violate any statute, rule or regulation or any judgment, ruling, order, writ, injunction or decree applicable to the Company or any of its subsidiaries or any of their respective properties or assets except, in the case of clause (i)(B), for those occurrences that, individually or in the aggregate, have not had or would not reasonably be expected to have a material adverse effect on the Company’s ability to perform its obligations under the Agreement or to consummate the transactions contemplated hereby on a timely basis.

(e)           Governmental Approvals.  Subject to the accuracy of the representations and warranties of the Series A Holders set forth in Section 4(c), no notice to, registration, declaration or filing with, exemption or review by, or authorization, order, consent or approval of, any Governmental Entity, nor expiration or termination of any statutory waiting periods, is necessary for the consummation by the Company of the transactions contemplated by this Agreement, except for those that, individually or in the aggregate, have not had or would not reasonably be expected to have a material adverse effect on the Company’s ability to perform its obligations under the Agreement or to consummate the transactions contemplated hereby on a timely basis, other than (i) such as may be required by the securities or blue sky laws of the various states and (ii) any approval required pursuant to Sections 5(a)(iv) and (v) and 5(b)(iv) and (v).  As of the date of this Agreement, the Company has not been advised by any Governmental Entity, and has no reasonable basis to believe, that any regulatory approvals, consents or statements of non-objection required or otherwise a condition to the consummation of the transactions contemplated by this Agreement will not be obtained.

(f)            No Change of Control.  The issuance of the Conversion Securities to the holders of the Series A Preferred Stock pursuant the Transaction will not trigger any rights under any “change of control” provision in any of the agreements to which the Company or any of its subsidiaries is a party, including any employment, “change in control,” severance or other compensatory agreements and any benefit plan, which results in payments to the counterparty or the acceleration of vesting of benefits.

(g)           Brokers and Finders.  Except with respect to the Financial Advisor, neither the Company nor any of its subsidiaries nor any of their respective officers, directors or employees has incurred any liability for any financial advisory fees, brokerage fees, commissions or finder’s fees in connection with this Agreement or the transactions contemplated hereby.

(h)           Fairness Opinion.  The Special Committee has received the Fairness Opinion, subject to the various assumptions and qualifications set forth therein. The Financial Advisor has not withdrawn the Fairness Opinion, and the Financial Advisor has authorized the Company to include the Fairness Opinion and/or references thereto in the Proxy Statement. A correct and complete copy of the Fairness Opinion has been delivered to the Series A Holders (IT BEING ACKNOWLEDGED AND AGREED THAT SUCH FAIRNESS OPINION IS ADDRESSED SOLELY TO THE SPECIAL COMMITTEE AND IS INTENDED SOLELY FOR THE BENEFIT AND USE OF THE SPECIAL COMMITTEE AND THE BOARD OF DIRECTORS IN CONSIDERING THE TRANSACTION).

(i)            Proxy Statement Information.  None of the information supplied by the Company for inclusion in the Proxy Statement related to the Stockholders Meeting (as defined herein) will contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading in any material respect.

(j)            Vote Required.  Other than the consent of the holders of a majority of the outstanding shares of Series A Preferred Stock, acting as a single class, with respect to the Amended and Restated Certificate of Designations (which consent is being obtained pursuant to Section 2(a) hereof), the Stockholder Approval (as defined herein) is the only vote of the holders of any class or series of capital stock or other equity interests of the Company necessary to approve this Agreement and the transactions contemplated hereby.

Section 4.               Representations and Warranties of Series A Holders.  Each Series A Holder, severally and not jointly, represents and warrants to the Company, as of the date hereof, as follows:

(a)           Organization.  To the extent such Series A Holder is not an individual, such Series A Holder is duly organized, validly existing and in good standing under the laws of its state of organization and has all requisite limited partnership power (or the equivalent thereto) and authority to own or lease and operate its properties and assets and to carry on its business as it is now being conducted.

(b)           Authorization.  This Agreement has been duly and validly authorized, executed and delivered by such Series A Holder and, assuming the due authorization, execution and delivery by the Company, constitutes a valid and binding obligation of such Series A Holder enforceable against it (or him) in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

(c)           Purchase for Investment.  Such Series A Holder acknowledges that not all of the Conversion Securities to be issued to such Series A Holder pursuant to the Transaction have been registered under the Securities Act and the rules and regulations thereunder or under any state securities laws. Such Series A Holder (i) is acquiring the Conversion Securities for its (or his) own account pursuant to an exemption from registration under the Securities Act solely for investment and not with a view to distribution in violation of the securities laws, (ii) will not sell or otherwise dispose of any of the Conversion Securities except in compliance with the registration requirements or exemption provisions of the Securities Act and any other applicable securities laws, (iii) has such knowledge and experience in financial and business matters and in investments of this type that it (or he) is capable of evaluating the merits and risks of its (or his) investment in the Conversion Securities and of making an informed investment decision and (iv) is an “accredited investor” as that term is defined in Rule 501 promulgated under the Securities Act.  Such Series A Holder has conducted its (or his) own independent review and analysis of the business, operations, assets, liabilities, results of operations, financial condition, prospects of the Company and its subsidiaries and acknowledges that it (or he) has been provided access to the personnel, properties, premises and records of the Company and its subsidiaries for such purposes. In entering into this Agreement, such Series A Holder has relied solely upon its (or his) own investigation and analysis and the representations and warranties of the Company set forth in Section 3 of this Agreement.

(d)           Governmental Approvals.  No notice to, registration, declaration or filing with, exemption or review by, or authorization, order, consent or approval of, any Governmental Entity, nor expiration or termination of any statutory waiting periods, is necessary for the consummation by such Series A Holder of the transactions contemplated by this Agreement, except for those that, individually or in the aggregate, have not had or would not reasonably be expected to have a material adverse effect on such Series A Holder’s ability to perform its (or his) obligations under the Agreement or to consummate the transactions contemplated hereby on a timely basis, other than (i) such as may be required by the securities or blue sky laws of the various states and (ii) any approval required pursuant to Sections 5(a)(iv) and (v) and 5(b)(iv) and (v). As of the date of this Agreement, such Series A Holder has not been advised by any Governmental Entity, and has no reasonable basis to believe, that any regulatory approvals, consents or statements of non-objection required or otherwise a condition to the consummation of the transactions contemplated by this Agreement will not be obtained.

(e)           Ownership.  Such Series A Holder is the record and beneficial owner (as determined in accordance with Rule 13d-3 under the Exchange Act) of the number of shares of Series A Preferred Stock and Voting Common Stock set forth next to such Series A Holder’s name on Annex A, free and clear of any liens, claims, encumbrances, security interests, options, charges and restrictions of any kind (other than transfer restrictions imposed under applicable securities laws), and, other than as set forth on Annex A hereof, does not beneficially own (as determined in accordance with Rule 13d-3 under the Exchange Act) or have the right to vote with respect to any equity securities of the Company.

(f)            No Conflicts.  The execution, delivery and performance by such Series A Holder of this Agreement, the compliance by such Series A Holder with all of the provisions of this Agreement and the consummation of the transactions herein contemplated will not (i) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of, any lien, security interest, charge or encumbrance upon any of the properties or assets of such Series A Holder under any of the terms, conditions or provisions of (A) to the extent such Series A Holder is not an individual, its certificate of incorporation or by-laws or other organizational documents, as applicable, or (B) any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which such Series A Holder is a party or by which it may be bound, or to which such Series A Holder or any of its properties or assets may be subject, or (ii) violate any statute, rule or regulation or any judgment, ruling, order, writ, injunction or decree applicable to such Series A Holder or any of its (or his) properties or assets except, in the case of clause (i)(B), for those occurrences that, individually or in the aggregate, have not had or would not reasonably be expected to have a material adverse effect on such Series A Holder’s ability to perform its (or his) obligations under the Agreement or to consummate the transactions contemplated hereby on a timely basis.

(g)           Brokers and Finders.  No such Series A Holder nor any of its Affiliates nor any of their respective officers, directors or employees has incurred any liability for any financial advisory fees, brokerage fees, commissions or finder’s fees in connection with this Agreement or the transactions contemplated hereby.

(h)           Non-Reliance.  Such Series A Holder is not relying upon, and has not relied upon, any statement, representation or warranty made by any Person, except for the representations and warranties by the Company contained in this Agreement.

(i)            Proxy Statement Information.  None of the information supplied by such Series A Holder in writing for inclusion in the Proxy Statement related to the Stockholders Meeting will, at the time such information is provided to the Company, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading in any material respect.

Section 5.               Conditions Precedent.

(a)           The obligations of the Series A Holders to consummate the Transaction at the Closing as contemplated hereunder are subject to the satisfaction (or waiver by all of the Institutional Series A Holders), prior to or on the Closing Date, of the following conditions; provided, however, that notwithstanding anything in this Agreement to the contrary, the condition set forth in Section 5(a)(vii) may not be waived by the Series A Holders acting individually or as a group:

(i)            The representations and warranties of the Company in Section 3 shall be true and correct in all material respects as of the date hereof and at and as of the Closing

Date as if made on such date, except for representations and warranties made as of a specified date, which shall be true and correct in all material respects as of such specified date.

(ii)           The Company shall have complied in all material respects with its obligations hereunder that are required to be complied with at or prior to the Closing.

(iii)          No judgment, injunction, decree or other legal restraint shall prohibit or enjoin the consummation of the transactions contemplated by this Agreement.

(iv)          Each Series A Holder shall have obtained all necessary regulatory approvals applicable to it or, in the case of a Requesting Series A Holder, such Requesting Series A Holder shall have received written confirmation from the Federal Reserve Board of its Non-Control Determination (as defined herein) as to such Requesting Series A Holder; provided, however, that no such regulatory approval or Non-Control Determination shall (A) impose any condition or requirement that would reasonably be expected to be materially burdensome to the Series A Holder (including any material constraints or restrictions on the Requesting Series A Holder’s current business or investments but excluding, for the avoidance of doubt, any passivity commitments required as contemplated by Section 6(c)(ii)), or (B) impose any restraint or condition on any limited partner of the Requesting Series A Holder (including a requirement to file any application or notice under the BHC Act, the Change in Bank Control Act or any other federal or state banking law) (each a “Burdensome Condition”); provided, further, that it shall not be deemed to be a Burdensome Condition if the Series A Holder is otherwise permitted to receive shares of Non-Voting Common Stock pursuant to the Transaction; and provided, further, that the imposition of a Burdensome Condition in connection with a regulatory approval or Non-Control Determination shall constitute a denial of such regulatory approval or Non-Control Determination and such regulatory approval or Non-Control Determination shall be deemed not received for all purposes in this Agreement.

(v)           The Company shall have obtained all necessary regulatory approvals applicable to it in order to consummate the transactions contemplated hereby, including approval to issue the Special PIK Dividend.

(vi)          The Board of Directors shall not have modified or withdrawn the Recommendation (as defined herein).

(vii)         (A) All actions necessary to effectuate the Transaction that require approval by the Company’s stockholders under applicable law or requirements of a national securities exchange or any other matter that requires stockholder approval pursuant to this Agreement shall have been approved by the requisite vote of the outstanding shares of the Voting Common Stock and Series A Preferred Stock (on an as-converted basis), voting as a single class, entitled to vote at the Stockholders Meeting, including the Amended and Restated Certificate of Designations, and (B) the Transaction shall have been approved by the majority of the votes cast by the holders of our Voting Common Stock (but not including the votes of any holder of Series A Preferred Stock or any other stock of the Company held by any holder of Series A Preferred Stock or its (or his) Affiliates) at the Stockholders Meeting (such approvals, collectively, the “Stockholder Approval”).

(viii)        At the Closing, all shares of Conversion Securities (the ‘‘Shares”), other than shares of Non-Voting Common Stock but including shares of Voting Common Stock issuable upon conversion of the Non-Voting Common Stock, shall be duly approved for listing on the NASDAQ Stock Market or other national securities exchange that, at such time, is the Company’s primary listing exchange.

(ix)           The Company shall have delivered an executed counterpart to the Investment Agreement Amendment (as defined herein) to the Series A Holders.

(x)            The Company shall have issued to the holders of Series A Preferred Stock the payment-in-kind dividend due on August 15, 2011 pursuant to the Certificate of Designations.

(b)           The obligations of the Company to consummate the Transaction at the Closing as contemplated hereunder are subject to the satisfaction (or waiver by the Company, which waiver shall require approval by the Special Committee), prior to or on the Closing Date, of the following conditions; provided, however, that notwithstanding anything in this Agreement to the contrary, the condition set forth in Section 5(b)(vi) may not be waived by the Company:

(i)            The representations and warranties of such Series A Holder in Section 4 shall be true and correct in all material respects as of the date hereof and at and as of the Closing Date as if made as of such date, except for representations and warranties made as of a specified date, which shall be true and correct in all material respects as of such specified date.

(ii)           Such Series A Holder shall have complied in all material respects with its obligations hereunder that are required to be complied with at or prior to the Closing.

(iii)          No judgment, injunction, decree or other legal restraint shall prohibit, or have the effect of rendering unachievable, the consummation of the transactions contemplated by this Agreement.

(iv)          Such Series A Holder shall have obtained all necessary regulatory approvals applicable to it and, in the case of a Requesting Series A Holder only, such Requesting Series A Holder shall have received written confirmation from the Federal Reserve Board of its Non-Control Determination as to such Requesting Series A Holder.

(v)           The Company shall have obtained all necessary regulatory approvals applicable to it in order to consummate the transactions contemplated hereby, including approval to issue the Special PIK Dividend.

(vi)          The Company shall have obtained the Stockholder Approval.

(vii)         At the Closing, all Shares (other than shares of Non-Voting Common Stock but including shares of Voting Common Stock issuable upon conversion of the Non-Voting Common Stock) shall be duly approved for listing on the NASDAQ Stock Market or other national securities exchange that, at such time, is the Company’s primary listing exchange.

(viii)        The Series A Holders shall have delivered executed counterparts to the Investment Agreement Amendment to the Company.

Section 6.               Covenants.

(a)           Proxy Statement.  As promptly as practicable after the date hereof, but in no event more than 14 days after the date of this Agreement, the Company shall, at its sole expense, prepare and file with the SEC, subject to the reasonable review and comment of the Series A Holders and their counsel, a preliminary proxy statement relating to this Agreement and the transactions contemplated hereby; and the Company shall use commercially reasonable efforts to furnish the information required, subject to the reasonable review and comment of the Series A Holders and their counsel, to respond promptly to any comments made by the SEC with respect to the preliminary proxy statement and thereafter, within five (5) Business Days of receiving SEC clearance, to mail the proxy statement to the Company’s stockholders. Such preliminary proxy statement as filed with the SEC and the proxy statement and all related proxy materials subsequently mailed to the stockholders of the Company (as amended and supplemented from time to time) are herein referred to as the “Proxy Statement”. Subject to Section 6(b)(iii), the Proxy Statement shall contain the Recommendation (as defined below). The Series A Holders shall as promptly as practicable provide the Company with all reasonable information concerning them which is reasonably necessary to be included in the Proxy Statement. The Company and the Series A Holders shall as promptly as practicable correct any information provided by them for use in the Proxy Statement if and to the extent that such information shall have become false or misleading in any material respect such that the information provided by the Company and the Series A Holders for inclusion in the Proxy Statement will not, at the time of the mailing of the Proxy Statement and at the time of the Stockholders Meeting, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading in any material respect. The Company shall take all steps necessary to file with the SEC any amendment or supplement to the Proxy Statement as to correct the same and to cause the Proxy Statement as corrected to be disseminated to the Company’s stockholders, in each case to the extent required by applicable law.

(b)           Stockholder Approval.

(i)            The Company shall take all action necessary in accordance with applicable law and the Company’s certificate of incorporation and by-laws to duly call, give notice of, convene and hold a special meeting of the Company’s stockholders to take place as soon as reasonably possible following the date hereof for the purpose of obtaining the Stockholder Approval (the ‘‘Stockholders Meeting”).

(ii)           At the Stockholders Meeting, the Company shall present one or more proposals, that in the aggregate encompass the matters that are subject to the Stockholder Approval (collectively, the ‘‘Stockholder Approval Matters”), for the purpose of obtaining the Stockholder Approval and the Series A Holders entitled to vote on the Stockholder Approval Matters shall be present at the Stockholders Meeting in person or by proxy and will vote or cause to be voted all of the Series A Preferred Stock or Voting Common Stock, as applicable, held by it

(or him) or its Affiliates and entitled to vote on any Stockholder Approval Matter in favor of the approval of such Stockholder Approval Matter.

(iii)          The Board of Directors, acting on the recommendation of the Special Committee, shall recommend to the stockholders of the Company that they vote in favor of the approval of the Stockholder Approval Matters (the ‘‘Recommendation”) and shall not withdraw or adversely modify or amend such Recommendation; provided, that the Board of Directors may withdraw, modify or amend the Recommendation if (A) the Board of Directors reasonably determines in good faith, after consultation with its outside legal counsel, that failure to take such action would be inconsistent with its fiduciary duties under applicable law and (B) prior to taking such action, the Board of Directors shall have given the Series A Holders at least five (5) Business Days notice of its intention to take such action and the opportunity to meet with the Company and its outside legal counsel and financial advisor.

(c)           Regulatory Approvals.  The Company shall use its reasonable best efforts to obtain, as promptly as practicable, with cooperation from the Series A Holders as provided in Section 6(d) below, all governmental, quasi-governmental, court or regulatory approvals, consents or statements of non-objection necessary to allow it to consummate the Transaction, including payment of the Special PIK Dividend.  Each Series A Holder shall use its reasonable best efforts to obtain, as promptly as practicable, with cooperation from the Company as provided in Section 6(d) below, all governmental, quasi-governmental, court or regulatory approvals, consents or statements of non-objection necessary to allow it to own or control the Common Stock it will own or control following the Closing, including any approvals, consents or statements of non-objection required by any state or federal banking regulatory authority (and in each case taking into account Sections 8(c) and 8(d) of the Amended and Restated Certificate of Designations).  Without limiting the foregoing, any Series A Holder (other than the Institutional Series A Holders) intending to rely on a non-control determination from the Federal Reserve Board in order to consummate the transactions contemplated by this Agreement and who has not as of the date hereof received such a non-control determination or is required to re-submit to the Federal Reserve Board a request for a non-control determination in order to own or control the Shares it is entitled to receive pursuant to the Transaction (each, a “Requesting Series A Holder”) agrees (i) that it will promptly, and in any event within ten calendar days of this Agreement (or in the case of any Requesting Series A Holder that is an Additional Series A Holder, ten calendar days after such Requesting Series A Holder executes a Joinder) submit (or re-submit) to the Federal Reserve Board a request for determination that it shall not be deemed to “control” the Company or any subsidiary of the Company after the Closing for purposes of Sections 3 or 4 of the BHC Act by reason of the Conversion or the consummation of the other transactions contemplated by this Agreement (a “Non-Control Determination”), and (ii) it will provide (and, if and as required by the Federal Reserve Board, will cause any of its general partners, managers, managing members or management companies or other controlling entities, as applicable) customary passivity commitments in connection with its request to obtain such determination.

(d)           Cooperation.  Each Series A Holder and the Company will, and will cause its Affiliates to, cooperate with the other and use reasonable best efforts to take, or cause to be taken, all actions in order to facilitate the successful consummation of the transactions contemplated hereby, including with respect to obtaining, as promptly as practicable, all governmental, quasi-governmental, court or regulatory approvals, consents or statements of non-objection addressed in Section 6(c) above.  Each Series A Holder and the Company shall execute and deliver both before and after the Closing such further certificates, agreements and other documents and take such other actions as the other may reasonably request to consummate or implement such transactions or to evidence such events or matters.  In particular, each Series A Holder and the Company shall cooperate with the other, shall reasonably consult with each other concerning all regulatory filings, applications and support materials to the extent not filed prior to the date hereof, and shall assist the other party in any appearances and proceedings before, bank regulatory authorities in connection with the transactions contemplated by this Agreement.  Each Series A Holder and the Company will have the right to review in advance, and to the extent practicable each will consult with the other, in each case subject to applicable laws relating to the exchange of information, all the information relating to such other party, and any of their respective Affiliates, which appears in any filing made with, or written materials submitted to, any Governmental Entity (other than a state or federal banking regulatory authority) in connection with the transactions contemplated by this Agreement.  In exercising the foregoing right, each agrees to act reasonably and as promptly as practicable.  Each such party agrees to keep the other party apprised of the status of matters referred to in Section 6(c) and this Section 6(d). To the extent permitted by applicable law and to the extent such communications do not contain confidential information, each Series A Holder shall promptly furnish the Company, and the Company shall promptly furnish each Series A Holder, with copies of material written communications received by it or its subsidiaries from, or delivered by any of the foregoing to, any Governmental Entity in respect of the transactions contemplated by this Agreement.

(e)           Shelf Registration Statement.  As promptly as practicable after the Closing Date but in no event more than 21 days thereafter, the Company shall, at its sole expense, use commercially reasonable efforts to prepare and file all necessary documentation, to effect all necessary applications, notices, petitions, filings and other documents, and to obtain all necessary permits, consents, orders, approvals, clearances and authorizations of, or any exemption by, all Governmental Entities necessary or advisable in order to include all Shares (including shares of Voting Common Stock issuable upon conversion of shares of Non-Voting Common Stock) in the Company’s existing Form S-3 shelf registration statement on file with the SEC (File No. 333-165016) (the “Shelf Registration Agreement”).  Upon receipt of the necessary approvals described in the preceding sentence (if any are needed), the Company shall as soon as practicable file a post-effective amendment to the Shelf Registration Statement to register the resale of the Shares (including shares of Voting Common Stock issuable upon conversion of shares of Non-Voting Common Stock) not already registered thereby, or will file a new shelf registration statement, to register the resale of such Shares not already registered thereby, and in each case will use commercially reasonable efforts to cause any such shelf registration statement (either the post-effective amendment to the Shelf Registration Statement, or the new shelf registration statement) to become effective as soon as practicable.  For the avoidance of doubt, the post-effective amendment to Shelf Registration Statement or the new shelf registration statement, as applicable, and the rights and obligations of the Series A Holders and the Company with respect thereto, shall continue to be subject to the terms and conditions of Section 10 of the Investment Agreement.

(f)            Section 368(a)(1)(E) Reorganization Tax Treatment.  The parties agree to treat the isolated transactions effected pursuant to this Agreement, which are not part of a plan to periodically increase the interests of the Series A Holders in the assets or earnings and profits of the Company, collectively as an exchange pursuant to a recapitalization within the meaning of Section 368(a)(1)(E) of the Code to which, in the case of the Series A Holders, Sections 354 and 356 of the Code apply, and not to take a position inconsistent with such treatment.

(g)           Legends.

(i)            Each Series A Holder agrees that all certificates or other instruments representing the Conversion Securities subject to this Agreement, which have not otherwise been registered pursuant to the Shelf Registration Statement, will bear a legend substantially to the following effect:

THE SECURITIES REPRESENTED BY THIS INSTRUMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR SECURITIES LAWS OF ANY STATE AND MAY NOT BE TRANSFERRED, SOLD OR OTHERWISE DISPOSED OF EXCEPT WHILE A REGISTRATION STATEMENT RELATING THERETO IS IN EFFECT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT OR SUCH LAWS.

(ii)           Each Series A Holder agrees that all certificates or other instruments representing the Conversion Securities subject to this Agreement, which have not otherwise been registered pursuant to the Shelf Registration Statement, will also bear a legend substantially to the following effect:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO TRANSFER AND OTHER RESTRICTIONS SET FORTH IN A RECAPITALIZATION AGREEMENT, DATED AS OF JULY 27, 2011, COPIES OF WHICH ARE ON FILE WITH THE SECRETARY OF THE ISSUER.

(iii)          Upon request of any Series A Holder, upon receipt by the Company of an opinion of counsel reasonably satisfactory to the Company to the effect that the legend in clause (i) above is no longer required under the Securities Act and applicable state laws, the Company shall promptly cause the legend in clause (i) to be removed from any certificate for any Conversion Securities held by such Series A Holder to be transferred in accordance with the terms of this Agreement and the legend in clause (ii) above shall be removed upon the expiration of such transfer and other restrictions set forth in this Agreement.  Each Series A Holder acknowledges that not all of the Conversion Securities have been registered under the Securities Act or under any state securities laws and agrees that it will not sell or otherwise dispose of any of the Conversion Securities, except in compliance with the registration requirements or exemption provisions of the Securities Act and any other applicable securities laws.

(h)           Transfer Restrictions.

(i)            Each Series A Holder agrees that, until the Closing has occurred or this Agreement has been terminated, whichever occurs first, it (or he) shall not, directly or indirectly, without the prior written consent of the Company, which shall not be unreasonably withheld, sell, transfer, pledge, encumber, assign, distribute, gift or otherwise dispose of any or all of the Series A Preferred Stock held or owned by it (or him), other than pursuant to Section 6(h)(ii) below.  In addition, for a period of 90 days following the Closing Date, each Series A Holder shall not sell, transfer, assign or otherwise dispose of any Shares.  In addition, any Institutional Series A Holder or any other Requesting Series A Holder who intends to sell, transfer, assign or otherwise dispose of, in whole or in part, Shares may do so only in accordance with and as permitted by guidance and policies established by the Federal Reserve Board as applicable and in effect at the time of transfer.

(ii)           Notwithstanding the first two sentences of Section 6(h)(i), a Series A Holder shall be permitted to transfer any portion or all of its (or his) Series A Preferred Stock or Shares upon prior written notice to the Company under the following circumstances:

(A)          Transfers to (x) any Affiliate of such Series A Holder that is under common control with such Series A Holder’s ultimate parent, general partner or investment advisor, (y) any limited partner or shareholder of such Series A Holder or (z) by a Series A Holder who is an individual to (1) the spouse or children of such individual (collectively, the “Family Members”), (2) the estate of such individual, (3) any trust solely for the benefit of such individual and/or Family Member(s) and of which such individual and/or any such Family Member(s) is the trustee or are the trustees (“Family Trust”) and (4) any partnership, corporation or limited liability company which is wholly owned and controlled by such individual and/or any such Family Member(s) (“Family Wealth Planning Entity”); provided, that any change in the beneficiaries of a Family Trust or the equity holders of a Family Wealth Planning Entity that results in such Family Trust not being solely for the benefit of such individual and/or the Family Member(s) or the Family Wealth Planning Entity not being wholly owned and controlled by such individual and/or the Family Member(s) shall be deemed to be a transfer not permitted by Section 6(h)(ii)(A); provided, further, that in any case such transfer shall only be permitted prior to the date that is 90 days following the Closing Date if (I) the transferee executes and delivers a Joinder to the Company and (II) such transfer does not result in the requirement that the transferee register as a bank holding company under the BHC Act with respect to the Bank or the Company (any such transferee shall then be included in the term “Series A Holder” for purposes of this Section 6(h));

(B)           Transfers pursuant to a merger, tender offer, exchange offer or other business combination, an acquisition of substantially all of the assets of the Company or any of its subsidiaries or similar transaction or a change of control involving the Company or any of its subsidiaries;

provided, that such transaction has been approved by the Board of Directors; and

(C)           In the event that, as a result of any share repurchases, recapitalizations, redemptions or similar actions by the Company not caused by such Series A Holder, such Series A Holder reasonably determines, based on the advice of legal counsel and following consultation with the Company and, if the Company reasonably so requests, the Federal Reserve Board, that unless such Series A Holder disposes of all or a portion of its (or his) Series A Preferred Stock or Shares, as applicable, it (he) or any of its (his) Affiliates could reasonably be deemed to “control” the Company for purposes of the BHC Act or any rules or regulations promulgated thereunder (or any successor provision), then such Series A Holder shall be permitted to transfer that portion of the Series A Preferred Stock or Shares, as applicable, reasonably necessary to avoid such control determination; provided, that any such transfer may only be made in the manner described in the third sentence of Section 6(h)(i).

(i)            No Change of Control.  The Company shall use reasonable best efforts to obtain all necessary irrevocable waivers and make all appropriate determinations so that the issuance of the Conversion Securities to the Series A Holders, collectively, will not trigger a “change of control” or other similar provision in any of the agreements to which the Company or any of its subsidiaries is a party, including without limitation any employment, “change in control,” severance or other agreements and any benefit plan, which results in payments to the counterparty or the acceleration of vesting of benefits.

(j)            COI Amendment.  The Company shall file the COI Amendment in the form attached to this Agreement as Exhibit B with the Delaware Secretary of State upon receipt of the Stockholder Approval for the COI Amendment, and such COI Amendment shall be in full force and effect as of the Closing Date.  As soon as reasonably practicable following the date hereof, the Company and the Institutional Series A Holders shall negotiate in good faith and agree upon, in the event that Stockholder Approval of the COI Amendment is not obtained at the Stockholders Meeting, a form of certificate of designations with respect to a Series B preferred stock of the Company that shall provide (w) expressly that such Series B preferred stock has no voting rights other than as required by law; (x) for participation by the holders of such Series B preferred stock together with the holders of Voting Common Stock in any dividend declared with respect to the Voting Common Stock or any distribution upon liquidation, winding-up or dissolution of the Company; (y) to the extent the parties reasonably determine that a preference right is required under the Delaware General Corporation Law, for a liquidation preference of no more than $0.01 per share; and (z) for conversion of such shares of Series B preferred stock into shares of Voting Common Stock on the same conditions as the Non-Voting Common Stock could be converted pursuant to the COI Amendment.  In the event that the Stockholder Approval of the COI Amendment is not obtained at the Stockholders Meeting, the Company shall promptly thereafter file with the Delaware Secretary of State the certificate of designations contemplated by the immediately preceding sentence, and such certificate of designations shall be in full force and effect as of the Closing Date.

(k)           Amended and Restated Certificate of Designations.  The Company shall file the Amended and Restated Certificate of Designations in the form attached to this Agreement as Exhibit A with the Delaware Secretary of State, and such Amended and Restated Certificate of Designations shall be in full force and effect as of the Closing Date.

(l)            Conversion of Voting Common Stock.  If at any time following the Closing, in the event that (i) the shares of Voting Common Stock held by any Series A Holder and its Affiliates as of the Closing Date (giving effect to the Transaction) would represent more than 9.9% (or any higher percentage set forth and permitted pursuant a Non-Control Determination with respect to such Series A Holder) of the then outstanding shares of Voting Common Stock for any reason (the number of shares of Voting Common Stock in excess of such percentage, the “Excess Shares”) and (ii) any such Series A Holder has not received a Non-Control Determination as to such Series A Holder’s ownership of such Excess Shares, then such Excess Shares shall automatically convert into an equal number of shares of Non-Voting Common Stock pursuant to the Company’s Second Amended and Restated Certificate of Incorporation, as amended by the COI Amendment.

Section 7.               Amendment of the Investment Agreement and Indemnification.

(a)           The Company and the Series A Holders hereby amend, effective as of the Closing Date and subject to the Closing, the Investment Agreement such that the terms “Registrable Securities” (as defined in the Investment Agreement) shall include all Shares (including shares of Voting Common Stock issuable upon conversion of shares of Non-Voting Common Stock) issued pursuant to this Agreement (such amendments, the “Investment Agreement Amendment”), and the Company and the Series A Holders agree to evidence the Investment Agreement Amendment in a separate document.

(b)           For the avoidance of doubt, except as specifically provided in Section 7(a) with respect to the Investment Agreement Amendment, the execution of this Agreement and the consummation of the Transaction shall not affect or modify any rights the Series A Holders may have under the Investment Agreement, including but not limited to the right of certain Series A Holders to cause a Board Representative (as defined in the Investment Agreement) to be elected or appointed to (i) the Company’s Board of Directors or to appoint an Observer (as defined in the Investment Agreement) and (ii) the Bank’s Board of Directors or to appoint a Bank Board Observer (as defined in the Investment Agreement) pursuant to Section 9 of such agreement.

(c)           The Company and the Series A Holders shall have the same indemnification rights and obligations provided in Section 9(c) of the Investment Agreement with respect to (i) any inaccuracy in or breach of the other party’s representations or warranties in this Agreement, (ii) any breach of other party’s agreements or covenants in this Agreement and (iii) with the Company as the indemnifying party and the Series A Holders as the indemnified parties, any action, suit, claim, proceeding or investigation by any Governmental Entity, stockholder of the Company or any other person (other than the Company) relating to this Agreement or the transactions contemplated hereby, except that for the purposes hereof the timeframe set forth in Section 9(c)(v) of the Investment Agreement shall be twelve (12) months after the Closing Date of the Transaction contemplated by this Agreement.

Section 8.               Termination.

(a)           This Agreement may be terminated at any time prior to the Closing by written agreement of the Company (with the approval of the Special Committee) and the Series A Holders.

(b)           This Agreement may be terminated at any time prior to the Closing by the Company on the one hand (with the approval of the Special Committee), or the Series A Holders on the other hand, by written notice to the other if there is a material breach of this Agreement by the other party such that Section 5(a) (in the case of a breach by the Company) or Section 5(b) (in the case of breach by the Series A Holders) would not be satisfied and such breach or condition is not curable or, if curable, is not cured within thirty (30) days after written notice thereof is given by the non-breaching party to the breaching party.

(c)           This Agreement may be terminated at any time prior to the Closing by the Company on the one hand, or the Series A Holders on the other hand, by written notice thereof to the other at any time following the date that is 180 days from the date hereof if the Closing shall not have occurred on or prior to such date; provided, however, that the right to terminate this Agreement pursuant to this Section 8(c) shall not be available to any party whose failure to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur on or prior to such date.

(d)           For purposes of this Section 8, the agreement of all of the Institutional Series A Holders shall constitute the agreement of all the Series A Holders.

(e)           In the event of any termination of this Agreement as between the Company and the Series A Holders as provided in this Section 8, this Agreement (other than Sections 8, 9, 10, 11, 12, 13, 14, 15, 16, 17, 18, 19, 21 and 22 which shall remain in full force and effect) shall forthwith become wholly void and of no further force and effect as between the Company and the Series A Holders; provided, that nothing herein shall relieve any party from liability for a prior willful material breach of this Agreement. Notwithstanding any other provision of this Agreement, no party shall be liable to any other party for any indirect, consequential, special, incidental or punitive damages.

Section 9.               Survival.  Each of the representations and warranties set forth in this Agreement shall survive the execution and delivery of this Agreement and the Closing for a period of twelve (12) months after the Closing Date (or until final resolution of any claim or action arising from the breach of any such representation and warranty, if notice of such breach was provided prior to the end of such period in accordance with the terms of this Agreement) and, except as otherwise provided herein, all covenants and agreements contained herein shall survive for the duration of any statutes of limitations applicable thereto or until, by their respective terms, they are no longer operative.

Section 10.             Public Statements.  Neither the Company nor any Series A Holder shall issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, this Agreement or the transactions contemplated by this Agreement without the prior consent (which shall not be unreasonably withheld or delayed) of the other; provided, however, that any party may, without the prior consent of the other parties issue or cause the publication of any press release or other public announcement to the extent required by law or by the rules and regulations of the NASDAQ Stock Market.

Section 11.             Notices.  All notices, communications and deliveries required or permitted by this Agreement shall be made in writing signed by the party making the same, shall specify the Section of this Agreement pursuant to which it is given or being made and shall be deemed given or made (i) on the date delivered if delivered by telecopy or in person, (ii) on the third (3rd) Business Day after it is mailed if mailed by registered or certified mail (return receipt requested) (with postage and other fees prepaid) or (iii) on the day after it is delivered, prepaid, to an overnight express delivery service that confirms to the sender delivery on such day, as follows:

(a)		if to the Company, at:

Guaranty Bancorp
1331 17th Street Suite 345
Denver, CO 80202-1566
Attention: Paul W. Taylor
Facsimile: (303) 675-1179
E-mail: paul.taylor@gbnk.com

with a copy (which shall not constitute notice) to:

Jones & Keller, P.C.
5613 DTC Parkway, Suite 970
Greenwood Village, CO 80111
Attention: Zsolt K. Besskó, Esq.
Facsimile: (303) 376-8439
E-mail: zbessko@joneskeller.com

(b)		if to the Series A Holders, at the addresses designated in Annex A with a copy in the case of Patriot (which shall not constitute notice) to:

Elias, Matz, Tiernan & Herrick L.L.P.
734 15th Street, N.W., 11th Floor
Washington, D.C. 20005
	Attention:	Raymond A. Tiernan, Esq.
Philip R. Bevan, Esq.
	Facsimile:	(202) 347-2172
	E-mail:	rtier@emth.com
rbeva@emth.com

with a copy in the case of Relational (which copy shall not constitute notice) to:

Latham & Watkins LLP
12636 High Bluff Drive, Suite 400
San Diego, California 92130
Attention: Craig M. Garner, Esq.
Facsimile: (858) 523-5450
E-mail: craig.garner@lw.com

or to such other representative or at such other address of a party as such party hereto may furnish to the other parties in writing in accordance with this Section 11.  If notice is given pursuant to this Section 11 of any assignment to a permitted successor or assign of a party hereto, the notice shall be given as set forth above to such successor or permitted assign of such party.

Section 12.             Assignment; Successors and Assigns.  This Agreement shall not be assigned by operation of law or otherwise, except that each Series A Holder may assign all or any portion of its rights under this Agreement to any of its Affiliates under common control with such Series A Holder’s ultimate parent, general partner or investment advisor; provided, that any such assignment shall not relieve such Series A Holder of any liability or other obligation under this Agreement.  This Agreement will be binding upon, and will inure to the benefit of and be enforceable by, the parties hereto and their respective successors and assigns.

Section 13.             Entire Agreement.  This Agreement embodies the entire agreement and understanding between the parties hereto in respect of the subject matter contained herein.  This Agreement supersedes all prior written and prior or contemporaneous oral agreements and understandings between the parties with respect to the subject matter of this Agreement.

Section 14.             Governing Law.  This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of Colorado, without giving effect to conflicts of law principles or other principles that would require the application of any other law.

Section 15.             Severability.  If any provision of this Agreement or the application thereof to any Person or circumstances is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to Persons or circumstances other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party.  Upon such determination, the parties shall negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the parties.

Section 16.             Expenses.  With respect to any Institutional Series A Holder, in the event (i) the Closing occurs, or (ii) the transactions contemplated hereby with respect to such Institutional Series A Holder are not consummated other than due to a breach by such Institutional Series A Holder of any of its obligations under this Agreement, the Company will reimburse such Institutional Series A Holder for its reasonable documented out-of-pocket expenses incurred in connection with the preparation and negotiation of this Agreement and the transactions contemplated hereby, including the reasonable fees and expenses of counsel incurred by such Institutional Series A Holder and its Affiliates in connection with the transactions contemplated hereby; provided, that the Company shall not be obligated to reimburse any Institutional Series A Holder for amounts in excess of $50,000.

Section 17.             Construction.  The following principles shall apply:

(a)           the word “or” will not be exclusive;

(b)           inclusion of items in a list will not be deemed to exclude other terms of similar import;

(c)           all parties will be considered to have drafted this Agreement together, with the benefit of counsel, and no provision will be strictly construed against any Person by reason of having drafted such provision;

(d)           the word “include” and its correlatives means to include without limitation;

(e)           terms that imply gender will include all genders;

(f)            defined terms will have their meanings in the plural and singular case;

(g)           references to Sections, Annexes and Exhibits are to the Sections, Annexes and Exhibits to this Agreement;

(h)           the use of “will” as an auxiliary will not be deemed to be a mere prediction of future occurrences; and

(i)            the headings in this Agreement are for purposes of reference only and shall not limit or otherwise affect the meaning of this Agreement.

Section 18.             Counterparts and Facsimiles.  For the convenience of the parties hereto, this Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original instrument, and all such counterparts will together constitute the same agreement.  Executed signature pages to this Agreement may be delivered by facsimile and such facsimiles will be deemed as sufficient as if actual signature pages had been delivered.

Section 19.             Joinder.  This Agreement contemplates that additional Persons may execute a Joinder subsequent to the date hereof and become Additional Series A Holders.  The terms of this Agreement shall be binding upon each Additional Series A Holder as of the date on which such Additional Series A Holder executes a Joinder and delivers it to the Company.

Section 20.             Specific Performance.  The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms.  It is accordingly agreed that the parties shall be entitled to seek specific performance of the terms hereof, this being in addition to any other remedies to which they are entitled at law or equity.

Section 21.             Amendment; Waiver.  No amendment or waiver of any provision of this Agreement will be effective with respect to any party unless made in writing and signed by a duly authorized representative of such party; provided, however, that this Agreement may not be amended by either the Company or the Series A Holders in such a manner as to permit the waiver of the conditions set forth in Sections 5(a)(vii) and 5(b)(vi).  No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  The conditions to each party’s obligation to consummate the Closing are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable law.  No waiver of any party to this Agreement, as the case may be, will be effective unless it is in a writing signed by a duly authorized representative of the waiving party that makes express reference to the provision or provisions subject to such waiver.  For purposes of this Section 21, the agreement of all of the Institutional Series A Holders with respect to any such amendment or waiver shall constitute the agreement of all the Series A Holders with respect to any such amendment or waiver.

Section 22.             Several and Not Joint Obligations.  For the avoidance of doubt, the obligations of each Series A Holder under this Agreement are several and not joint with the obligations of any other Series A Holder, and no Series A Holder shall be responsible for the performance of the obligations of any other Series A Holder under this Agreement.  Each Series A Holder shall be entitled to independently enforce its rights under this Agreement and the Company shall be entitled to independently enforce its rights under this Agreement with respect to each Series A Holder.

[Remainder of this page intentionally left blank.]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered as of the date first above written.

Guaranty Bancorp

By:	/s/ Paul W. Taylor

Name:	Paul W. Taylor

Title:	CEO & President

Patriot Financial Partners, L.P.

By:	/s/ W. Kirk Wycoff

Name:	W. Kirk Wycoff

Title:	Managing Partner

Patriot Financial Partners Parallel, L.P.

By:	/s/ W. Kirk Wycoff

Name:	W. Kirk Wycoff

Title:	Managing Partner

Castle Creek Capital Partners IV, L.P.

By:	/s/ William J. Ruh

Name:	William J. Ruh

Title:	Managing Principal

Amended and Restated Series A Convertible Preferred Stock Transaction Agreement

Relational Investors Mid-Cap Fund I, L.P.

By:	/s/ Henry W. Winship

Name:	Henry W. Winship

Title:	Principal and Senior Managing Director

Relational Investors Mid-Cap Fund II, L.P.

By:	/s/ Henry W. Winship

Name:	Henry W. Winship

Title:	Principal and Senior Managing Director

Amended and Restated Series A Convertible Preferred Stock Transaction Agreement

ANNEX A

SCHEDULE OF SERIES A HOLDERS

NAME OF SERIES A HOLDER	ADDRESS OF SERIES A HOLDER	NUMBER OF SHARES OF VOTING COMMON STOCK CURRENTLY HELD	NUMBER OF SHARES OF SERIES A PREFERRED STOCK CURRENTLY HELD	NUMBER OF SHARES OF SERIES A PREFERRED STOCK HELD AFTER SPECIAL PIK DIVIDEND	NUMBER OF SHARES OF VOTING COMMON STOCK AFTER TRANSACTION	NUMBER OF SHARES OF NON-VOTING COMMON STOCK AFTER TRANSACTION(1)
Castle Creek Capital Partners IV, L.P.	P.O. Box 1329 Rancho Santa Fe, CA 92067	2,644,963	11,694	13,194	8,663,937	2,777,026
Patriot Financial Partners, L.P.	Cira Centre 2929 Arch Street, 27th Fl. Philadelphia, PA 19104-2868	0	19,944	22,501	15,000,667	0
Patriot Financial Partners Parallel, L.P.	Cira Centre 2929 Arch Street, 27th Fl. Philadelphia, PA 19104-2868	0	3,442	3,883	2,588,667	0
Relational Investors Mid-Cap Fund I, L.P.	12400 High Bluff Drive Suite 600 San Diego, CA 92130	0	11,694	13,194	7,440,343	1,355,657
Relational Investors Mid-Cap Fund II, L.P.	12400 High Bluff Drive Suite 600 San Diego, CA 92130	0	11,694	13,194	7,440,343	1,355,657

(1)  Estimated. Assuming such Series A Holder does not obtain a Non-Control Determination prior to the Closing.

Annex A-1

EXHIBIT A

FORM OF AMENDED AND RESTATED CERTIFICATE OF DESIGNATIONS FOR
SERIES A CONVERTIBLE PREFERRED STOCK

AMENDED AND RESTATED CERTIFICATE OF DESIGNATIONS FOR

SERIES A CONVERTIBLE PREFERRED STOCK

OF GUARANTY BANCORP

Pursuant to Section 151 of the

General Corporation Law of the State of Delaware

Guaranty Bancorp (the “Company”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify that, pursuant to authority conferred upon its Board of Directors by the Company’s Amended and Restated Certificate of Incorporation, and pursuant to the provisions of Section 151 of the DGCL, its Board of Directors, at a meeting duly called and held on ~~August 4, 2009,~~July 27, 2011, and stockholders, at a meeting duly called and held on September                 , 2011, duly approved and adopted the following resolution:

RESOLVED, that~~, pursuant to the authority vested in the Board of Directors by the Company’s Amended and Restated Certificate of Incorporation, the Board of Directors does hereby create, authorize and provide for the issuance of~~ the Certificate of Designations for Series A Convertible Preferred Stock~~, par value $0.001 per share, with a stated value of $1,000 per share, consisting of up to 73,280 shares, having the designations, preferences, relative, participating, optional and other special rights and the qualifications, limitations and restrictions that are set forth in the Company’s Amended and Restated Certificate of Incorporation and in this Resolution~~ of the Company be and hereby is amended and restated as follows:

Section 1.  Designation and Regulatory Capital Treatment.  There is hereby created out of the authorized and unissued shares of preferred stock of Guaranty Bancorp (the “Company”) a series of preferred stock designated as the “Series A Convertible Preferred Stock” (the “Series A Preferred Stock”). The number of shares constituting such series shall be ~~73,280.~~77,853. Such series shall have a par value per share of $0.001.

The Company hereby acknowledges and confirms that, notwithstanding the treatment of the Series A Preferred Stock for purposes of the Delaware General Corporation Law, 8 Del C. § 101 et seq. (the “DGCL”), for purposes of the risk-based and leverage capital guidelines of the Board of Governors of the Federal Reserve System appearing at 12 C.F.R. Part 225 (Appendix A) and 12 C.F.R. Part 225 (Appendix B), as applicable, and for purposes of subsequent regulatory reporting, the Series A Preferred Stock constitutes cumulative preferred stock as described therein and is subject to the limitations on cumulative preferred stock contained therein.

Section 2.  Definitions.  The following terms have the meanings set forth below or in the section cross-referenced below, as applicable, whether used in the singular or the plural:

“Affiliate” means, with respect to any Person, any Person directly or indirectly controlling, controlled by or under common control with such other Person.

“Applicable Regulatory Approval” means, with respect to a particular Holder, all governmental, quasi-governmental, court or regulatory approvals, consents or statements of non-objection necessary to allow such Holder to acquire the shares of Common Stock issuable upon conversion of the Series A Preferred Stock held by it or to own or control such shares of Common Stock (taking into account Section 8(c)~~, Section 9(g)~~ and Section ~~9~~8(~~h~~d)) and the expiration or earlier termination of any required waiting period, including any approvals, consents or statements of non-objection required by any state or federal banking regulatory authority.

“Board of Directors” means the board of directors of the Company or, with respect to any action to be taken by such board of directors, any committee of the board of directors duly authorized to take such action.

“Business Day” means any day other than a Saturday, a Sunday or a day on which banks are required or permitted by law or executive order to be closed in the State of New York or Colorado.

“Castle Creek” means Castle Creek Capital Partners ~~III~~IV, L.P.

“Certificate of Designations” means this Amended and Restated Certificate of Designations of the Series A Preferred Stock.

“Certificate of Incorporation” means the Amended and Restated Certificate of Incorporation of the Company, as amended prior to the Issue Date and as amended by this Certificate of Designations and as may be further amended.

“Closing Price” of the Voting Common Stock (or any other securities, cash or other property into which the Series A Preferred Stock becomes convertible in connection with any Reorganization Event) on any Trading Day means the reported last sale price per share (or, if no last sale price is reported, the average of the bid and ask prices per share or, if more than one in either case, the average of the average bid and the average ask prices per share) on such date as reported by the NASDAQ Stock Market, or, if the Voting Common Stock (or such other property) is not listed on the NASDAQ Stock Market, then as reported by the principal national securities exchange on which the Voting Common Stock (or such other property) is listed, or if the Voting Common Stock (or such other property) is not so listed or quoted on a U.S. national securities exchange, or, if no closing price for the Voting Common Stock (or such property) is so reported, the last quoted bid price for the Voting Common Stock (or such property) in the over-the-counter market as reported by Pink Sheets LLC or similar organization, or, if that bid price is not available, the market price of the Voting Common Stock (or such property) on that date as determined by a nationally recognized independent investment banking firm retained for this purpose by the Company. For the purposes of this Certificate of Designations, all references herein to the closing sale price and the last sale price reported of the Voting Common Stock (or other property) on the NASDAQ Stock Market shall be the closing sale price and last reported sale price as reflected on the website of the NASDAQ Stock Market (www.nasdaq.com) and as reported by Bloomberg Professional Service; provided that in the event that there is a discrepancy between the closing price and the last reported sale price as reflected on the website of the NASDAQ Stock Market and as reported by Bloomberg Professional Service, the closing sale price and the last reported sale price on the website of the NASDAQ Stock Market shall govern.

“Common Stock” means the ~~Company’s common stock, par value $0.001 per share~~Voting Common Stock and the Non-Voting Common Stock.

“Company” has the meaning set forth in the preamble.

~~“Conversion Date” has the meaning set forth in Section 10(a).~~

~~“Conversion Notice” has the meaning set forth in Section 9(b).~~

“Conversion Price” means, for each share of Series A Preferred Stock, $~~1.80; provided, however, that:~~1.50.

~~(i)                                     in the event of the occurrence of an Unpaid Dividend as to a Dividend Payment Date (such Dividend Payment Date, the “ First Missed Dividend Date”) and the failure of the Company to pay such Unpaid Dividend by the Dividend Payment Date in the twelfth calendar month after the First Missed Dividend Date (such Dividend Payment Date, the “First Missed Dividend Adjustment Date”), the Conversion Price shall decrease on the first Business Day following the First Missed Dividend Adjustment Date by $0.04 with respect to the Unpaid Dividend relating to the First Missed Dividend Date and by an additional $0.04 with respect to each Unpaid Dividend, if any, as to a Dividend Payment Date after the First Missed Dividend Date to and including the First Missed Dividend Adjustment Date;~~

~~(ii)                                  in the event of the occurrence of an Unpaid Dividend as to a Dividend Payment Date after the First Missed Dividend Adjustment Date, the Conversion Price shall decrease on the first Business Day following such Dividend Payment Date by an additional $0.04;~~

~~(iii)                               in the event of the occurrence of one or more Unpaid Dividends and the failure of the Company to pay such Unpaid Dividends by the Mandatory Conversion Date, and provided that such Unpaid Dividends have not by the Mandatory Conversion Date resulted in an adjustment to the Conversion Price pursuant to clause (i) or (ii) above, the Conversion Price shall be deemed to have decreased as of the first Business Day immediately preceding the Mandatory Conversion Price by an additional $0.04 with respect to each such Unpaid Dividend;~~

~~(iv)                              the maximum adjustment pursuant to clauses (i), (ii) and (iii) above is $0.30 and in no event shall the downward adjustment of the Conversion Price pursuant to such clauses exceed $0.30; and~~

~~(v)                                 notwithstanding clauses (i) through (iv) above, in the event an adjustment in the Conversion Price occurs pursuant to Section 13, contemporaneously with such adjustment a corresponding adjustment shall be made in the $0.04 and $0.30 amounts used in this definition, including such amounts as they may previously have been adjusted pursuant to this clause (v) (each a “Reference Amount”) so that, after giving effect to such adjustment, each reference to the applicable Reference Amount shall be to an adjusted amount that bears the same ratio to the respective Reference Amount that the Conversion Price as adjusted pursuant to Section 13 bears to $1.80 (or the then applicable Conversion Price).~~

“Conversion Rate” means that number of Conversion Securities into which one share of Series A Preferred Stock shall be convertible pursuant to Section 8(a) ~~or 9(a)~~, determined by dividing the Liquidation Preference by the Conversion Price.

“Conversion Securities” means shares of Voting Common Stock~~,~~ or Non-Voting Common Stock ~~or Series B Preferred Stock~~, as the case may be, as determined pursuant to Section ~~9~~8(~~h~~d).

“Current Market Price” means, on any date, the average of the daily Closing Price per share of the Voting Common Stock or other securities on each of the five consecutive Trading Days preceding the earlier of the day before the date in question and the day before the Ex-Date with respect to the issuance or distribution giving rise to an adjustment to the Conversion Price pursuant to Section ~~13.~~12.

“DGCL” has the meaning set forth in the preamble.

“Dividend Payment Date” has the meaning set forth in Section 4(a)(i).

“Dividend Period” has the meaning set forth in Section 4(a).

“Exchange Property” has the meaning set forth in Section ~~16~~15(a).

“Ex-Date”, when used with respect to any issuance or distribution, means the first date on which the Common Stock or other securities trade without the right to receive the issuance or distribution giving rise to an adjustment to the Conversion Price pursuant to Section ~~13.~~12.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System.

“Holder” means a Person in whose name the shares of the Series A Preferred Stock are registered, which may be treated by the Company and the Transfer Agent as the absolute owner of the shares of Series A Preferred Stock for the purpose of making payment and settling conversions and for all other purposes.

“Investment Agreement” means the Investment Agreement, dated as of May 6, 2009, by and among the Company, Castle Creek, Patriot, Relational and the other investors that may become party thereto from time to time, as it may be amended from time to time.

“Issue Date” means August 11, 2009, the original date of issuance of the Series A Preferred Stock.

“Junior Securities” has the meaning set forth in Section 3.

“Liquidation Preference” means, as to the Series A Preferred Stock, $1,000 per share, plus all accrued but unpaid dividends thereon.

“Mandatory Conversion” has the meaning set forth in Section 8(a).

“Mandatory Conversion Date” means ~~the fifth anniversary of the Issue Date.~~                , 2011.

“Market Disruption Event” means the occurrence or existence for more than one half hour period in the aggregate on any Scheduled Trading Day for the Voting Common Stock (or any other securities, cash or other property into which the Series A Preferred Stock becomes convertible in connection with any Reorganization Event) of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the NASDAQ Stock Market or otherwise) in the Voting Common Stock (or such other property) or in any options, contracts or future contracts relating to the Voting Common Stock (or such other property), and such suspension or limitation occurs or exists at any time before 1:00 p.m. (New York City time) on such day.

“Non-Voting Common Stock” means the non-voting Common Stock of the Company, par value $0.001 per share~~, contemplated by Section 9(e) of the Investment Agreement~~.

“Option Dividend Termination Date” has the meaning set forth in Section 4(a)(i).

~~“Optional Conversion Date” has the meaning set forth in Section 9(e).~~

~~“Optional Convertibility Inception Date” means the earlier to occur of (i) the date of the second anniversary of the Issue Date and (ii) the date of consummation of a Reorganization Event.~~

“Parity Securities” has the meaning set forth in Section 3.

“Patriot” means, collectively, Patriot Financial Partners, L.P. and Patriot Financial Partners Parallel, L.P.

“Person” means an individual, corporation, partnership, association, joint stock company, limited liability company, joint venture, trust, governmental entity, unincorporated organization or other legal entity.

“PIK Dividends” has the meaning set forth in Section 4(a)(i)(B).

“Relational” means collectively Relational Investors Mid-Cap Fund I, L.P. and Relational Investors Mid-Cap Fund II, L.P.

“Reorganization Event” has the meaning set forth in Section ~~16~~15(a)(iv).

“Scheduled Trading Day” means a day that is scheduled to be a Trading Day on the primary U.S. national securities exchange or market on which the Voting Common Stock is listed or, if the Voting Common Stock is not listed on a U.S. national securities exchange, on the principal other market on which the Voting Common Stock is then traded.

“Senior Securities” means any shares or equity securities that rank, with respect to dividend rights and rights on liquidation, winding up and dissolution of the Company, senior to the Series A Preferred Stock.

“Series A Preferred Stock” has the meaning set forth in Section 1.

~~“Series B Preferred Stock” means the series of the Company’s preferred stock as contemplated by Section 9(e) of the Investment Agreement.~~

“Special PIK Dividend” has the meaning set forth in Section 4(d).

“Trading Day” means any day on which (i) there is no Market Disruption Event and (ii) the NASDAQ Stock Market is open for trading, or, if the Voting Common Stock (or any other securities, cash or other property into which the Series A Preferred Stock becomes convertible in connection with any Reorganization Event) is not listed on the NASDAQ Stock Market, any day on which the principal national securities exchange on which the Common Stock (or such other property) is listed is open for trading, or, if the Voting Common Stock (or such other property) is not listed on a national securities exchange, any Business Day. A “Trading Day” only includes those days that have a scheduled closing time of 4:00 p.m. (New York City time) or the then standard closing time for regular trading on the relevant exchange or trading system.

“Transfer Agent” means Computershare Investor Services, LLC, the Company’s duly appointed transfer agent, registrar, conversion and dividend disbursing agent for the Series A Preferred Stock, or such other successor entity as the Company may, in its sole discretion, appoint from time to time.

“Unpaid Dividend” means the Company’s failure to declare and pay dividends (including PIK Dividends or cash dividends) for any calendar quarter on the applicable Dividend Payment Date for any reason, including but not limited to restrictions under the DGCL or imposed by federal or state banking regulations or as may be imposed in writing by the Company’s primary federal or state banking regulators.

“Voting Common Stock” means the Company’s voting common stock, par value $0.001 per share.

Section 3.  Ranking.  The Series A Preferred Stock will, with respect to dividend rights and rights on liquidation, winding-up and dissolution of the Company, rank (i) on a parity with each other class or series of preferred stock established after the Issue Date by the Company the terms of which expressly provide that such class or series will rank on a parity with the Series A Preferred Stock as to dividend rights and rights on liquidation, winding-up and dissolution of the Company (collectively referred to as “Parity Securities”) and (ii) senior to the Common Stock and each other class or series of capital stock outstanding or established after the Issue Date by the Company the terms of which do not expressly provide that it ranks on a parity with or senior to the Series A Preferred Stock as to dividend rights and rights on liquidation, winding-up and dissolution of the Company (collectively referred to as “Junior Securities”). The Company has the right to authorize or issue additional shares or classes or series of Junior Securities or Parity Securities without the consent of the Holders subject to Section 6(b).

Section 4.  Dividends.

(a)                                  The Holders shall be entitled to receive with respect to each share of Series A Preferred Stock:

(i)                                     from and after the Issue Date until the first Dividend Payment Date (as defined below) following the second anniversary of the Issue Date (the “Option Dividend Termination Date”), when, as and if declared by the Board of Directors, but only out of funds legally available therefor, dividends (subject to Section 4(b) below) on each February 15, May 15, August 15 and November 15, beginning on the first such date following the Issue Date (each, a “Dividend Payment Date”), at a rate per annum equal to 9.0% of the Liquidation Preference of each such share, payable at the Company’s option with respect to each Dividend Period either in (A) cash or (B) additional shares of Series A Preferred Stock (“PIK Dividends”) (provided that, to the extent payment of PIK Dividends on any Holder’s shares of Series A Preferred Stock, taken as a whole, would result in the payment of a fractional share of Series A Preferred Stock to such Holder, to save the Company the trouble, expense and inconvenience of issuing fractional shares, such fractional share shall instead be paid in cash); and

(ii)                                  from and after the Option Dividend Termination Date, when, as and if declared by the Board of Directors, but only out of funds legally available therefor, cash dividends (subject to Section 4(b) below) at a rate per annum equal to 9.0% of the Liquidation Preference of each such share, payable in arrears on each Dividend Payment Date. If any Dividend Payment Date is not a Business Day, then dividends will be payable on the first Business Day following such date and dividends shall accrue to the actual payment date.

The term “Dividend Period” means each period from and including a Dividend Payment Date (or the Issue Date in the case of the first Dividend Period) to but excluding the next Dividend Payment Date. The amount of dividends payable for any Dividend Period shall be computed on the basis of a 360-day year consisting of twelve 30-day months.

(b)                                 To the extent that any such dividends payable on the shares of Series A Preferred Stock on any Dividend Payment Date are not declared and paid, in full or otherwise, on such Dividend Payment Date, then such unpaid dividends shall not cumulate and shall cease to accrue and be payable and the Company shall have no obligation to pay, and the Holders shall have no right to receive, dividends accrued for the Dividend Period ending immediately prior to such Dividend Payment Date after such Dividend Payment Date, whether or not dividends are declared for any subsequent Dividend Period with respect to Series A Preferred Stock, Parity Securities, Junior Securities or any other class or series of capital stock or authorized preferred stock of the Company. Holders shall not be entitled to any dividends, whether payable in cash, property or stock, in excess of full dividends for each Dividend Period on the Series A Preferred Stock. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or failure to make any dividend payment.

(c)                                  Each dividend contemplated by Section 4(a) will be payable to Holders of record as they appear in the records of the Company at the close of business on the January 31, April 30, July 31 and October 31 immediately preceding the corresponding Dividend Payment Date.

(d)                                 On the Mandatory Conversion Date, immediately prior to the effective time of the Mandatory Conversion, the Holders shall be entitled to receive with respect to each share of Series A Preferred Stock, a special, one-time, PIK Dividend of 0.10346 shares of Series A Preferred Stock (“Special PIK Dividend”) (provided that, to the extent the payment of the Special PIK Dividend on any Holder’s shares of Series A Preferred Stock, taken as a whole, would result in the payment of a fractional share of Series A Preferred Stock to such Holder, to save the Company the trouble, expense and inconvenience of issuing fractional shares, such fractional share shall instead be paid in cash). The Special PIK Dividend will be payable to Holders of record as they appear in the records of the Company at the close of business on                 , 2011.

Section 5.  Payment Restrictions.  During any time that any shares of Series A Preferred Stock are outstanding, the Company shall not (i) declare or pay dividends on, make distributions with respect to, or redeem, purchase or acquire, or make a liquidation payment with respect to, or pay or make available monies for the redemption of, any Common Stock or other Junior Securities, or (ii) redeem, purchase or acquire, or make a liquidation payment with respect to, or pay or make available monies for the redemption of, any Parity Securities (otherwise than pursuant to pro rata offers to purchase all or any pro rata portion of such Parity Securities and the Series A Preferred Stock), unless in each case full dividends on all outstanding shares of the Series A Preferred Stock have been paid or (in the case of current dividends) declared and set aside for payment (except for (w) dividends or distributions paid in shares of, or options, warrants or rights to subscribe for or purchase shares of, Common Stock or other Junior Securities, (x) redemptions or purchases by conversion or exchange of Junior Securities for or into other Junior Securities, or of Parity Securities for or into other Parity Securities or Junior Securities, (y) purchases by the Company or its Affiliates as a broker, dealer, advisor, fiduciary, trustee or comparable capacity in connection with transactions effected by or for the account of customers of the Company or customers of any of its subsidiaries or in connection with the distribution or trading of such capital stock and (z) acquisitions of shares of Common Stock in respect of exercises of employee equity awards or any related tax withholding). When dividends are not paid in full (or declared and a sum sufficient for such full payment is not so set apart) for any Dividend Period on the Series A Preferred Stock and any Parity Securities, dividends declared on the Series A Preferred Stock and Parity Securities (whether cumulative or non-cumulative) shall only be declared pro rata so that the amount of dividends declared per share on the Series A Preferred Stock and such Parity Securities shall in all cases bear to each other the same ratio that accrued dividends per share on the shares of the Series A Preferred Stock (but without, in the case of any non-cumulative preferred stock, accumulation of unpaid dividends for prior Dividend Periods) and such Parity Securities bear to each other.

Section 6.  Voting Rights.

(a)                                  The Holders of the Series A Preferred Stock shall vote together with the holders of Common Stock on all matters upon which the holders of Common Stock are entitled to vote. Each share of Series A Preferred Stock shall be entitled to such number of votes as the number of shares of Common Stock into which such share of Series A Preferred Stock is convertible pursuant to the Conversion Rate at the time of the record date for any such vote (~~taking into account Section 9(h) hereof,~~ provided that solely for the purposes of determining the number of votes to which each share of Series A Preferred Stock is entitled pursuant to this Section 6(a), the Conversion Price utilized in the definition of Conversion Rate shall be deemed to be $2.00, subject to adjustment in accordance with the provisions of Section ~~13~~12 with the exception of subsection (b) thereof), and for the purpose of such calculation, shares of Common Stock sufficient for the full conversion of all shares of Series A Preferred Stock shall be deemed to be authorized for issuance under the Certificate of Incorporation on such date and shall be included in such calculation.

(b)                                 So long as any shares of Series A Preferred Stock are outstanding, the vote or consent of the Holders of a majority of the shares of Series A Preferred Stock at the time outstanding, voting as a single class with all other classes and series of Parity Securities having similar voting rights then outstanding and with each series or class having a number of votes proportionate to the aggregate liquidation preference of the outstanding shares of such class or series, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, will be necessary to effect or validate:

(i)                                     any amendment, alteration or repeal of any provision of the Certificate of Incorporation (including this Certificate of Designations) that would alter or change the voting powers, preferences or special rights of the Series A Preferred Stock or any Parity Security;

(ii)                                  any amendment or alteration of the Certificate of Incorporation (including this Certificate of Designations) to authorize, create or increase, or to obligate the Company to authorize, issue or increase, the authorized amount of any Senior Securities that are convertible into shares of Common Stock; or

(iii)                               any merger or consolidation of the Company with or into any entity other than a corporation, or any merger or consolidation of the Company with or into any other corporation unless the surviving or resulting corporation, or a corporation controlling such corporation that issues shares or other securities in such merger or consolidation, will thereafter have no class or series of shares or other securities either authorized or outstanding ranking prior to the Series A Preferred Stock in the payment of dividends or in the distribution of assets on any liquidation, dissolution or winding up, except the same number of shares and the same amount of other securities with the same voting powers, preferences and special rights as the shares and securities of the Company respectively authorized and outstanding immediately before such merger or consolidation, and each share of Series A Preferred Stock outstanding immediately before such merger or consolidation is changed thereby into the same number of shares, with the same voting powers, preferences and special rights, of such corporation;

provided, however, that if any such amendment, alteration or repeal described above would adversely affect one or more but not all series of preferred stock with like voting rights (including the Series A Preferred Stock for this purpose), then only the series affected and entitled to vote shall vote as a class in lieu of all such series of preferred stock.

(c)                                  Notwithstanding anything to the contrary herein, Holders shall not have any voting rights if, at or prior to the effective time of the act with respect to which such vote would otherwise be required, all outstanding shares of Series A Preferred Stock shall have been converted in accordance with the terms of this Certificate of Designations.

Section 7.  Liquidation.

(a)                                  In the event the Company voluntarily or involuntarily liquidates, dissolves or winds up, subject to the rights of any creditors of the Company or any holders of Senior Securities or Parity Securities, the Holders at the time shall be entitled to receive liquidating distributions per share of Series A Preferred Stock in an amount equal to the greater of (i) the amount of the Liquidation Preference per share of Series A Preferred Stock and (ii) the amount that the Holders would have received in respect of the Conversion Securities issuable upon conversion of such share of Series A Preferred Stock had they converted such share of Series A Preferred Stock immediately prior to such event, in each case out of assets legally available for distribution to the Company’s stockholders, before any distribution of assets is made to the holders of the Common Stock, any other Conversion Securities or any other Junior Securities. After payment of the full amount of such liquidating distributions, Holders of the Series A Preferred Stock shall have no right or claim to any of the remaining assets of the Company.

(b)                                 In the event the assets of the Company available for distribution to stockholders upon any liquidation, dissolution or winding-up of the affairs of the Company, whether voluntary or involuntary, shall be insufficient to pay in full the amounts payable with respect to all outstanding shares of the Series A Preferred Stock and the corresponding amounts payable on any Parity Securities, Holders and the holders of such Parity Securities shall share ratably in any distribution of assets of the Company in proportion to the full respective liquidating distributions to which they would otherwise be respectively entitled.

(c)                                  The Company’s consolidation or merger with or into any other entity, the consolidation or merger of any other entity with or into the Company, or the sale of all or substantially all of the Company’s property or business will not constitute its liquidation, dissolution or winding up.

Section 8.  Automatic Conversion.

(a)                                  Subject to Sections 8(b), 8(c) and ~~8(c~~8(d ), each share of Series A Preferred Stock shall automatically convert  ~~(unless previously converted at the option of the Holder in accordance with Section 9)~~effective as of                  [a.m.][p.m.] on the Mandatory Conversion Date into a number of shares of Voting Common Stock equal to the Conversion Rate (the “Mandatory Conversion”).

(b)                                 Notwithstanding anything to the contrary in this Certificate of Designations, no conversion pursuant to this Section 8 with respect to shares of the Series A Preferred Stock of any Holder shall occur unless, with respect to such Holder, the Applicable Regulatory Approval has been obtained and remains in effect.

(c)                                  ~~Notwithstanding~~Subject to Section 8(d), notwithstanding anything to the contrary in this Certificate of Designations, no conversion pursuant to this Section 8 with respect to shares of Series A Preferred Stock held by any Holder shall be permitted to the extent such conversion would result in such Holder owning, together with its Affiliates, more than 14.9% (or~~,~~ 9.9% in the  ~~cases~~ case of Castle Creek and 19.9% in the case of Patriot ~~only, 19.9%~~) of the outstanding shares of Voting Common Stock after giving effect to such conversion~~. Those shares of Series A Preferred Stock which are not convertible pursuant to the preceding sentence shall remain outstanding.~~, unless, with respect to Castle Creek and Relational, such Holder has received written confirmation from the Federal Reserve Board of its non-control determination as to the increase in such Holder’s post-conversion ownership of the Company’s Voting Common Stock to as high as         % and         % with respect to Castle Creek and Relational, respectively.

~~Section 9.  Early Conversion at the Option of the Holder.~~

~~(a)                                  Subject to Sections 9(f) and 9(g), beginning from the Optional Convertibility Inception Date until the Mandatory Conversion Date, shares of the Series A Preferred Stock are convertible, in whole or in part (unless previously converted at the option of the Holder thereof pursuant to a notice delivered in accordance with Section 9(b)), on the Optional Conversion Date into shares of Common Stock at the Conversion Rate.~~

~~(b)                                 Any written notice of conversion (“Conversion Notice”) pursuant to this Section 9 shall be duly executed by the Holder, and specify:~~

~~(i)                                     the number of shares of Series A Preferred Stock to be converted;~~

~~(ii)                                  the name(s) in which such Holder desires the shares of Common Stock issuable upon conversion to be registered and whether such shares of Common Stock are to be issued in book-entry or certificated form (subject to compliance with applicable legal requirements if any of such certificates are to be issued in a name other than the name of the Holder);~~

~~(iii)                               if certificates are to be issued, the address to which such Holder wishes delivery to be made of such new certificates to be issued upon such conversion; and~~

~~(iv)                              any other transfer forms, tax forms or other relevant documentation required and specified by the Transfer Agent, if necessary, to effect the conversion.~~

~~(c)                                  If specified by the Holder in the Conversion Notice that shares of Common Stock issuable upon conversion of the Series A Preferred Stock shall be issued to a Person other than the Holder surrendering the shares of Series A Preferred Stock being converted, then the Holder shall pay or cause to be paid any transfer or similar taxes payable in connection with the shares of Common Stock so issued.~~

~~(d)                                 Upon receipt by the Transfer Agent of a completed and duly executed Conversion Notice, payment in compliance with Section 9(c), if applicable, and surrender of a certificate representing share(s) of Series A Preferred Stock to be converted (if held in certificated form), the Company shall, within three Business Days or as soon as possible thereafter, issue and shall instruct the Transfer Agent to register the number of shares of Common Stock to which such Holder shall be entitled upon conversion in the name(s) specified by such Holder in the Conversion Notice. If a Holder elects to hold its shares of Common Stock issuable upon conversion of the Series A Preferred Stock in certificated form, the Company shall promptly send or cause to be sent, by hand delivery (with receipt to be acknowledged) or by first-class mail, postage prepaid, to the Holder thereof, at the address designated by such Holder in the Conversion Notice, a certificate or certificates representing the number of shares of Common Stock to which such Holder shall be entitled upon conversion. In the event that there shall have been surrendered a certificate or certificates representing shares of Series A Preferred Stock, only part of which are to be converted, the Company shall issue and deliver to such Holder or such Holder’s designee in the manner provided in the immediately preceding sentence a new certificate or certificates representing the number of shares of Series A Preferred Stock that shall not have been converted.~~

~~(e)                                  The issuance by the Company of shares of Common Stock upon a conversion of shares of Series A Preferred Stock pursuant to this Section 9 shall be deemed effective immediately prior to the close of business on the day (the “Optional Conversion Date”) of receipt by the Transfer Agent of the Conversion Notice and other documents, if any, set forth in Section 9(b), payment in compliance with Section 9(c), if applicable, and the surrender by such Holder or such Holder’s designee of the certificate or certificates representing the shares of Series A Preferred Stock to be converted (if held in certificated form), duly assigned or endorsed for transfer to the Company (or accompanied by duly executed stock powers relating thereto).~~

~~(f)                                    Notwithstanding anything to the contrary in this Certificate of Designations, no conversion pursuant to this Section 9 with respect to shares of the Series A Preferred Stock of any Holder shall occur unless, with respect to such Holder, the Applicable Regulatory Approval has been obtained and remains in effect.~~

~~(g)                                 Notwithstanding anything to the contrary in this Certificate of Designations, no conversion pursuant to this Section 9 with respect to shares of Series A Preferred Stock held by any Holder shall be permitted to the extent such conversion would result in such Holder owning, together with its Affiliates, more than 14.9% (or, in the cases of Castle Creek and Patriot only, 19.9%) of the outstanding shares of Common Stock after giving effect to such conversion. Those shares of Series A Preferred Stock which are not convertible pursuant to the preceding sentence shall remain outstanding.~~

(d)                                 ~~(h)~~ In the event that~~, as a result of the payment or potential payment of any PIK Dividend contemplated by Section 4(a)(i)(B) or the application of the proviso contained in the definition of Conversion Price,~~ (i) the shares of Series A Preferred Stock held by any Holder and its Affiliates would represent upon conversion more than 14.9% (or~~,~~ 9.9% in the ~~cases~~case of Castle Creek and 19.9% in the case of Patriot ~~only, 19.9%~~) of the outstanding shares of Voting Common Stock after giving effect to such conversion and taking into consideration any shares of Voting Common Stock otherwise beneficially owned by such Holder or any of its Affiliates (the number of shares of Series A Preferred Stock representing shares of Voting Common Stock upon conversion in excess of such percentage, the “Excess Shares”) and (ii) any such Holder has not received written confirmation from the Federal Reserve Board of its non-control determination as to such Holder’s post-conversion ownership of the Company’s Voting Common Stock, up to         % in the case of Castle Creek and         % in the case of Relational, then for all purposes of this Section 8 ~~and this Section 9~~ such Excess Shares shall be ~~convertible~~ converted into a number of shares of Non-Voting Common Stock ~~or, if at such time the Company is not authorized pursuant to the Certificate of Incorporation to issue shares of Non-Voting Common Stock, a number of shares of Series B Preferred Stock in each case~~ equivalent to the number of shares of Voting Common Stock into which such Excess Shares would otherwise have been convertible (including, without limitation, taking into account any adjustments to such number of shares of Voting Common Stock that would have been issuable in respect of the Excess Shares required by Section ~~13~~12). In such event, (i) each reference in this Section 8 ~~or this Section 9~~ to shares of Voting Common Stock issuable upon conversion of the Series A Preferred Stock shall be deemed a reference to the applicable Conversion Security and (ii) for purposes of the adjustment provisions in Section  ~~13,~~12, the number of shares of Common Stock outstanding at any given point of time shall include the number of shares of Non-Voting Common Stock ~~or Series B Preferred Stock~~ then outstanding.

Section 9.  ~~Section 10.~~ Conversion Procedures.

(a)                                  On the Mandatory Conversion Date ~~or any Optional Conversion Date (each, a “Conversion Date”)~~, any shares of Series A Preferred Stock converted to Conversion Securities shall cease to be outstanding, in each case, subject to the right of Holders of such shares to receive Conversion Securities into which such shares of Series A Preferred Stock are convertible.

(b)                                 The Person or Persons entitled to receive the Conversion Securities issuable upon any such conversion shall be treated for all purposes as the record holder(s) of such Conversion Securities as of the close of business on the ~~applicable~~Mandatory Conversion Date. No allowance or adjustment, except as set forth in Section ~~13,~~ 12, shall be made in respect of dividends payable to holders of Conversion Securities of record as of any date prior to ~~such applicable~~ the Mandatory Conversion Date. Prior to ~~such applicable~~the Mandatory Conversion Date, Conversion Securities issuable upon conversion of any shares of Series A Preferred Stock shall not be deemed outstanding for any purpose, and Holders of shares of Series A Preferred Stock shall have no rights with respect to Conversion Securities (including voting rights as applicable, rights to respond to tender offers for the Conversion Securities and rights to receive any dividends or other distributions on the Conversion Securities) by virtue of holding shares of Series A Preferred Stock.

(c)                                  Shares of Series A Preferred Stock duly converted in accordance herewith, or otherwise reacquired by the Company, shall resume the status of authorized and unissued preferred stock of the Company, undesignated as to series and available for future issuance.

(d)                                 In the event that a Holder of shares of Series A Preferred Stock shall not by written notice designate the name in which Conversion Securities to be issued upon conversion of such Series A Preferred Stock should be registered or the address to which the certificate or certificates representing such Conversion Securities should be sent, the Company shall be entitled to register such shares, and make such payment, in the name of the Holder of such Series A Preferred Stock as shown on the records of the Company and to send the certificate or certificates representing such Conversion Securities to the address of such Holder shown on the records of the Company.

Section 10.  ~~Section 11.~~ Reservation of Conversion Securities.

(a)                                  The Company shall at all times reserve and keep available out of its authorized and unissued Conversion Securities or shares held in the treasury of the Company, solely for issuance upon the conversion of shares of Series A Preferred Stock as provided in this Certificate of Designations, free from any preemptive or other similar rights, such number of applicable Conversion Securities as shall from time to time be issuable upon the conversion of all the shares of Series A Preferred Stock then outstanding. For purposes of this Section ~~11~~10(a), the number of Conversion Securities that shall be deliverable upon the conversion of all outstanding shares of Series A Preferred Stock shall be computed as if at the time of computation all such outstanding shares were held by a single Holder.

(b)                                 Notwithstanding the foregoing, the Company shall be entitled to deliver upon conversion of shares of Series A Preferred Stock, as herein provided, Conversion Securities held in the treasury of the Company (in lieu of the issuance of authorized and unissued Conversion Securities), so long as any such treasury shares are free and clear of all liens, charges, security interests or encumbrances (other than liens, charges, security interests and other encumbrances created by the Holders).

(c)                                  All Conversion Securities delivered upon conversion of the Series A Preferred Stock shall be duly authorized, validly issued, fully paid and non-assessable, free and clear of all liens, claims, security interests and other encumbrances (other than liens, charges, security interests and other encumbrances created by the Holders).

(d)                                 Prior to the delivery of any securities that the Company shall be obligated to deliver upon conversion of the Series A Preferred Stock, the Company shall use its reasonable best efforts to comply with all federal and state laws and regulations thereunder requiring the registration of such securities with, or any approval of or consent to the delivery thereof by, any governmental authority.

(e)                                  The Company hereby covenants and agrees that, if at any time the Common Stock shall be listed on the NASDAQ Stock Market or any other national securities exchange or automated quotation system, the Company shall, if permitted by the rules of such exchange or automated quotation system, list and keep listed, so long as the Common Stock shall be so listed on such exchange or automated quotation system, all Voting Common Stock issuable upon conversion of the Series A Preferred Stock and issuable upon conversion of any Non-Voting Common Stock; provided, however, that if the rules of such exchange or automated quotation system permit the Company to defer the listing of such Common Stock until the ~~first~~ conversion of Series A Preferred Stock into Common Stock in accordance with the provisions hereof, the Company covenants to list such Common Stock issuable upon conversion of the Series A Preferred Stock in accordance with the requirements of such exchange or automated quotation system at such time.

Section 11.  ~~Section 12.~~ Fractional Shares.

(a)                                  No fractional Conversion Securities shall be issued as a result of any conversion of shares of Series A Preferred Stock.

(b)                                 In lieu of any fractional Conversion Security otherwise issuable to a Holder in respect of ~~any~~ conversion pursuant to Section ~~8 or Section 9,~~8, the Company shall at its option either (i) issue to such Holder a whole Conversion Security, or (ii) to save the Company the trouble, expense and inconvenience of issuing fractional shares, pay an amount in cash (computed to the nearest cent) equal to such fraction times the average Closing Price of the Voting Common Stock for the five consecutive Trading Days ending on the second Trading Day immediately preceding the ~~applicable~~Mandatory Conversion Date.

(c)                                  If more than one share of the Series A Preferred Stock is surrendered for conversion at one time by or for the same Holder, the number of full Conversion Securities issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of the Series A Preferred Stock so surrendered.

Section 12.  ~~Section 13.~~ Anti-Dilution Adjustments.

(a)                                  Except as provided in Section ~~13~~12(c), the Conversion Price shall be subject to the following adjustments:

(i)                                     Stock Dividends and Distributions.  If the Company pays dividends or other distributions on the Common Stock in shares of Common Stock, then the Conversion Price in effect immediately prior to the Ex-Date for such dividend or distribution will be multiplied by the following fraction:

OS0
OS1

Where,

OS0 = the number of shares of Common Stock outstanding immediately prior to Ex-Date for such dividend or distribution.

OS1 = the sum of the number of shares of Common Stock outstanding immediately prior to the Ex-Date for such dividend or distribution plus the total number of shares of Common Stock constituting such dividend or distribution.

For the purposes of this clause (i), the number of shares of Common Stock at the time outstanding shall not include treasury shares. If any dividend or distribution described in this clause (i) is declared but not so paid or made, the Conversion Price shall be readjusted, effective as of the date the Board of Directors publicly announces its decision not to make such dividend or distribution, to such Conversion Price that would be in effect if such dividend or distribution had not been declared.

(ii)                                  Subdivisions, Splits and Combination of the Common Stock.  If the Company subdivides, splits or combines the shares of Common Stock, then the Conversion Price in effect immediately prior to the effective date of such share subdivision, split or combination will be multiplied by the following fraction:

OS0
OS1

Where,

OS0 = the number of shares of Common Stock outstanding immediately prior to the effective date of such share subdivision, split or combination.

OS1 = the number of shares of Common Stock outstanding immediately after the opening of business on the effective date of such share subdivision, split or combination.

For the purposes of this clause (ii), the number of shares of Common Stock at the time outstanding shall not include treasury shares. If any subdivision, split or combination described in this clause (ii) is announced but the outstanding shares of Common Stock are not subdivided, split or combined, the Conversion Price shall be readjusted, effective as of the date the Board of Directors publicly announces its decision not to subdivide, split or combine the outstanding shares of Common Stock, to such Conversion Price that would be in effect if such subdivision, split or combination had not been announced.

(iii)                               Debt or Asset Distributions.  If the Company distributes to all holders of shares of Common Stock evidences of indebtedness, shares of capital stock, securities, cash or other assets (excluding any dividend or distribution referred to in clause (i) above, any dividend or distribution paid exclusively in cash, any consideration payable in connection with a tender or exchange offer made by the Company or any of its subsidiaries, and any dividend of shares of capital stock of any class or series, or similar equity interests, of or relating to a subsidiary or other business unit in the case of certain spin-off transactions as described below), in exchange for consideration in an amount less than the fair market value of the property so distributed then the Conversion Price in effect immediately prior to the Ex-Date for such distribution will be multiplied by the following fraction:

SP0 - FMV
SP0

Where,

SP0 = the Current Market Price per share of Common Stock on such date.

FMV = the fair market value of the portion of the distribution applicable to one share of Common Stock on such date as determined by the Board of Directors.

In a “spin-off,” where the Company makes a distribution to all holders of shares of Common Stock consisting of capital stock of any class or series, or similar equity interests of, or relating to, a subsidiary or other business unit, the Conversion Price will be adjusted on the 15th Trading Day after the effective date of the distribution by multiplying such Conversion Price in effect immediately prior to such 15th Trading Day by the following fraction:

MP0
MP0 + MPS

Where,

MP0 = the average of the Closing Prices of the Common Stock over the first ten Trading Days commencing on and including the fifth Trading Day following the effective date of such distribution.

MPS = the average of the Closing Prices of the capital stock or equity interests representing the portion of the distribution applicable to one share of Common Stock over the first ten Trading Days commencing on and including the fifth Trading Day following the effective date of such distribution, or, if not traded on a national or regional securities exchange or over-the-counter market, the fair market value of the capital stock or equity interests representing the portion of the distribution applicable to one share of Common Stock on such date as determined by the Board of Directors.

In the event that such distribution described in this clause (iii) is not so paid or made, the Conversion Price shall be readjusted, effective as of the date the Board of Directors publicly announces its decision not to pay or make such dividend or distribution, to the Conversion Price that would then be in effect if such dividend or distribution had not been declared.

(iv)                              Cash Distributions.  If the Company makes a distribution consisting exclusively of cash to all holders of the Common Stock, excluding (a) any cash dividend on the Common Stock to the extent a corresponding cash dividend is paid on the Series A Preferred Stock pursuant to Section 4(a)(ii), (b) any cash that is distributed in a Reorganization Event or as part of a “spin-off” referred to in clause (iii) above, (c) any dividend or distribution in connection with the Company’s liquidation, dissolution or winding up, and (d) any consideration payable in connection with a tender or exchange offer made by the Company or any of its subsidiaries, then in each event, the Conversion Price in effect immediately prior to the Ex-Date for such distribution will be multiplied by the following fraction:

SP0 - DIV
SP0

Where,

SP0 = the Closing Price per share of Common Stock on the Trading Day immediately preceding the Ex-Date.

DIV = the amount per share of Common Stock of the dividend or distribution, as determined pursuant to the following paragraph.

In the event that any distribution described in this clause (iv) is not so made, the Conversion Price shall be readjusted, effective as of the date the Board of Directors publicly announces its decision not to pay such distribution, to the Conversion Price which would then be in effect if such distribution had not been declared.

(v)                                 Self Tender Offers and Exchange Offers.  If the Company or any of its subsidiaries successfully completes a tender or exchange offer for the Common Stock where the cash and the value of any other consideration included in the payment per share of the Common Stock exceeds the Closing Price per share of the Common Stock on the Trading Day immediately succeeding the expiration of the tender or exchange offer, then the Conversion Price in effect at the close of business on such immediately succeeding Trading Day will be multiplied by the following fraction:

OS0 × SP0
AC + (SP0 × OS1)

Where,

SP0 = the Closing Price per share of Common Stock on the Trading Day immediately succeeding the expiration of the tender or exchange offer.

OS0 = the number of shares of Common Stock outstanding immediately prior to the expiration of the tender or exchange offer, including any shares validly tendered and not withdrawn.

OS1 = the number of shares of Common Stock outstanding immediately after the expiration of the tender or exchange offer.

AC = the aggregate cash and fair market value of the other consideration payable in the tender or exchange offer, as determined by the Board of Directors.

In the event that the Company, or one of its subsidiaries, is obligated to purchase shares of Common Stock pursuant to any such tender offer or exchange offer, but the Company, or such subsidiary, is permanently prevented by applicable law from effecting any such purchases, or all such purchases are rescinded, then the Conversion Price shall be readjusted to be such Conversion Price that would then be in effect if such tender offer or exchange offer had not been made.

(b)                                 The Company may make such decreases in the Conversion Price, in addition to any other decreases required by this Section ~~13,~~12, if the Board of Directors deems it advisable to avoid or diminish any income tax to holders of the Common Stock resulting from any dividend or distribution of shares of Common Stock (or issuance of rights or warrants to acquire shares of Common Stock) or from any event treated as such for income tax purposes or for any other reason.

(c)                                  (i) All adjustments to the Conversion Price shall be calculated to the nearest 1/10 of a cent. No adjustment in the Conversion Price shall be required if such adjustment would be less than $0.01; provided, that any adjustments which by reason of this subparagraph are not required to be made shall be carried forward and taken into account in any subsequent adjustment; provided, further, that on the Mandatory Conversion Date adjustments to the Conversion Price will be made with respect to any such adjustment carried forward and which has not been taken into account before such date.

(ii)                                  No adjustment to the Conversion Price shall be made if Holders may participate in the transaction that would otherwise give rise to an adjustment, as a result of holding the Series A Preferred Stock (including without limitation pursuant to Section 4(a)), without having to convert the Series A Preferred Stock, as if they held the full number of shares of Common Stock into which a share of the Series A Preferred Stock may then be converted.

(iii)                               The Conversion Price shall not be adjusted:

(A)                              upon the issuance of any shares of Common Stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on the Company’s securities and the investment of additional optional amounts in shares of Common Stock under any plan;

(B)                                upon the issuance of any shares of Common Stock or rights or warrants to purchase those shares pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by the Company or any of its subsidiaries;

(C)                                upon the issuance of any shares of Common Stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security outstanding as of the Issue Date and not amended thereafter;

(D)                               for a change in the par value or no par value of Common Stock; or

(E)                                 for accrued and unpaid dividends on the Series A Preferred Stock, except to the extent set forth in the definition of Conversion Price.

(d)                                 Whenever the Conversion Price is to be adjusted in accordance with Section ~~13~~12(a) or Section ~~13~~12(b) (or the definition of Conversion Price), the Company shall: (i) compute the Conversion Price in accordance with Section ~~13~~12(a) or Section ~~13~~12(b) (or the definition of Conversion Price), taking into account the one-cent threshold set forth in Section ~~13~~12(c); (ii) as soon as reasonably practicable following the occurrence of an event that requires an adjustment to the Conversion Price pursuant to Section ~~13~~12(a) or Section ~~13~~12(b) (or the definition of Conversion Price), taking into account the one cent threshold set forth in Section ~~13~~12(c) (or if the Company is not aware of such occurrence, as soon as reasonably practicable after becoming so aware), provide, or cause to be provided, a written notice to the Holders of the occurrence of such event; and (iii) as soon as reasonably practicable following the determination of the revised Conversion Price in accordance with Section ~~13~~12(a) or Section ~~13~~12(b) (or the definition of Conversion Price), provide, or cause to be provided, a written notice to the Holders setting forth in reasonable detail the method by which the adjustment to the Conversion Price was determined and setting forth the revised Conversion Price.

(e)                                  Notwithstanding anything to the contrary in this Section ~~13~~ 12 or otherwise in this Certificate of Designations, the Company shall not take any action that would result in the Conversion Price being adjusted to below the then par value (if any) of the Conversion Securities deliverable upon conversion of the Series A Preferred Stock. Additionally, under no circumstances will the number of Conversion Securities deliverable upon conversion of the Series A Preferred Stock exceed (when taken together with all other outstanding shares of Common Stock) the applicable number of Conversion Securities that the Company is authorized to issue.

Section 13.  ~~Section 14.~~ Replacement Certificates.

(a)                                  The Company shall replace any mutilated stock certificate at the Holder’s expense upon surrender of such stock certificate to the Company. The Company shall replace stock certificates that become destroyed, stolen or lost at the Holder’s expense upon delivery to the Company of satisfactory evidence that the stock certificate has been destroyed, stolen or lost, together with any indemnity that may be required by the Company.

(b)                                 The Company shall not be required to issue any stock certificates representing the Series A Preferred Stock on or after the Mandatory Conversion Date~~, except for shares held by any Holder pursuant to Section 8(c) or 9(g)~~. In place of the delivery of a replacement certificate following the Mandatory Conversion Date, the Company, upon delivery of the evidence and indemnity described in clause (a) above, shall deliver the Conversion Securities, or evidence of book-entry record ownership of such Conversion Securities, pursuant to the terms of the Series A Preferred Stock formerly evidenced by the certificate.

Section 14.  ~~Section 15.~~ Redemptions.  The Series A Preferred Stock shall not be redeemable either at the Company’s option or at the option of any Holder.

Section 15.  ~~Section 16.~~ Reorganization Events.

(a)                                  In the event of:

(i)                                     any consolidation or merger of the Company with or into another Person, in each case pursuant to which the Common Stock will be converted into cash, securities or other property of the Company or another Person,

(ii)                                  any sale, transfer, lease or conveyance to another Person of all or substantially all of the property and assets of the Company, in each case pursuant to which the Common Stock will be converted into cash, securities or other property of the Company or another Person,

(iii)                               any reclassification of the Common Stock into securities including securities other than the Common Stock or

(iv)                              any statutory exchange of the outstanding shares of Common Stock for securities of another Person (other than in connection with a merger or acquisition) (any such event specified in clauses (i) through (iv), a “Reorganization Event”), each share of Series A Preferred Stock outstanding immediately prior to such Reorganization Event shall, without the consent of Holders, remain outstanding but shall become convertible, at the option of the Holders, into the kind of securities, cash and other property receivable in such Reorganization Event by the holder (excluding the counterparty to the Reorganization Event or an affiliate of such counterparty) of that number of shares of Common Stock into which the share of Series A Preferred Stock would then be convertible assuming that on the date such option is exercised the Applicable Regulatory Approval has been obtained and remains in effect ~~and disregarding for these purposes Section 9(h)~~ (such securities, cash and other property, the “Exchange Property”).

(b)                                 In the event that holders of the shares of Common Stock have the opportunity to elect the form of consideration to be received in such transaction, the consideration that the Holders are entitled to receive shall be deemed to be the types and amounts of consideration received by the majority of the holders of the shares of Common Stock that affirmatively make an election. The amount of Exchange Property receivable upon conversion of any Series A Preferred Stock in accordance with Section 8 shall be an amount equal to the Conversion Price in effect on the Mandatory Conversion Date.

(c)                                  The above provisions of this Section ~~16~~15 shall similarly apply to successive Reorganization Events and the provisions of Section ~~13~~12 shall apply to any shares of capital stock of the Company (or any successor) received by the holders of the Common Stock in any such Reorganization Event.

(d)                                 The Company (or any successor) shall, within 20 days of the occurrence of any Reorganization Event, provide written notice to the Holders of such occurrence of such event and of the kind and amount of the cash, securities or other property that constitutes the Exchange Property. Failure to deliver such notice shall not affect the operation of this Section  ~~16.~~15.

Section 16.  ~~Section 17.~~ No Impairment.  The Company shall not amend its Certificate of Incorporation or participate in any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action for the purpose of avoiding or seeking to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but shall at all times in good faith assist in carrying out all such action as may be reasonably necessary or appropriate in order to protect the conversion rights of the holders of the Series A Preferred Stock against dilution or other impairment as provided herein.

Section 17.  ~~Section 18.~~ Miscellaneous.

(a)                                  All notices referred to herein shall be in writing, and, unless otherwise specified herein, all notices hereunder shall be deemed to have been given upon the earlier of receipt thereof or three Business Days after the mailing thereof if sent by registered or certified mail (unless first-class mail shall be specifically permitted for such notice under the terms of this Certificate of Designations) with postage prepaid, addressed: (i) if to the Company, to its office at 1331 17th Street Suite  ~~300,~~345, Denver, CO 80202-1566, Attention: Chief Financial Officer, or (ii) if to any Holder, to such Holder at the address of such Holder as listed in the stock record books of the Company, or (iii) to such other address as the Company or any such Holder, as the case may be, shall have designated by notice similarly given.

(b)                                 The Company shall pay any and all stock transfer and documentary stamp taxes that may be payable in respect of any issuance or delivery of shares of Series A Preferred Stock or Conversion Securities or other securities issued on account of Series A Preferred Stock pursuant hereto or certificates representing such shares or securities. The Company shall not, however, be required to pay any such tax that may be payable in respect of any transfer involved in the issuance or delivery of shares of Series A Preferred Stock or Conversion Securities or other securities in a name other than that in which the shares of Series A Preferred Stock with respect to which such shares or other securities are issued or delivered were registered, or in respect of any payment to any Person other than a payment to the registered holder thereof, and shall not be required to make any such issuance, delivery or payment unless and until the Person otherwise entitled to such issuance, delivery or payment has paid to the Company the amount of any such tax or has established, to the satisfaction of the Company, that such tax has been paid or is not payable.

~~[Signature page follows]~~

IN WITNESS WHEREOF, the Company has caused this ~~Designation~~ Certificate of Designations to be signed by its duly authorized officer, on ~~August 11, 2009.~~                        , 2011.

GUARANTY BANCORP

By:
	Name:	Paul W. Taylor
	Title:	Chief Executive ~~Vice President, Chief Financial and Operating~~ Officer and ~~Secretary~~President

[Signature Page to Amended and Restated Certificate of Designations]

EXHIBIT B

FORM OF AMENDMENT TO
SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

CERTIFICATE OF AMENDMENT

OF

THE SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

GUARANTY BANCORP

Guaranty Bancorp, a corporation duly organized and existing under the Delaware General Corporation Law (the “Company”), does hereby certify:

1.                                       That at a meeting of the Board of Directors of the Company, a resolution was duly adopted setting forth the proposed amendment of the Second Amended and Restated Certificate of Incorporation of the Company, declaring said amendment to be advisable and directing that the proposed amendment be considered at a meeting of the stockholders of the Company. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Company’s Second Amended and Restated Certificate of Incorporation be amended by deleting in its entirety and restating that portion of Article FOURTH entitled “COMMON STOCK” to read as follows:

“COMMON STOCK

Voting Common Stock

Except as may be provided in this Second Amended and Restated Certificate of Incorporation or required by law, the Voting Common Stock shall have voting rights in the election of directors and on all other matters presented to stockholders, with each holder of Voting Common Stock being entitled to one vote for each share of Voting Common Stock held of record by such holder on such matters.

Subject to the rights of the holders of any series of Preferred Stock, holders of Voting Common Stock shall be entitled to receive such dividends and distributions (whether payable in cash or otherwise) as may be declared on the Voting Common Stock from time to time out of assets or funds of the corporation legally available therefor. Subject to the rights of the holders of any series of Preferred Stock, in the event of any liquidation, dissolution or winding-up of the corporation (whether voluntary or involuntary), the assets of the corporation available for distribution to stockholders shall be distributed in equal amounts per share to the holders of Voting Common Stock.

Any holder of Voting Common Stock may at any time and from time to time elect to convert any number of shares of Voting Common Stock then held by such stockholder into an equal number of shares of Non-Voting Common Stock with the prior approval of the Board of Directors acting in its sole and absolute discretion or pursuant to a written agreement with the corporation expressly providing for such conversion.

Non-Voting Common Stock

Rights and Privileges.  Except as otherwise provided herein, Non-Voting Common Stock shall in all other respects carry the same rights and privileges as Voting Common Stock (including in respect of dividends and in respect of distributions upon any dissolution, liquidation or winding up of the corporation) and be treated the same as Voting Common Stock (including in any merger, consolidation, share exchange or other similar transaction); provided that, if the corporation shall in any manner split, subdivide or combine (including by way of a dividend payable in shares of Voting Common Stock or Non-Voting Common Stock) the outstanding shares of Voting Common Stock or Non-Voting Common Stock, the outstanding shares of the other such class of Common

Stock shall likewise be split, subdivided or combined in the same manner proportionately and on the same basis per share, and provided further, that any dividend on the Common Stock that is payable in Common Stock shall be paid only in Non-Voting Common Stock on the Non-Voting Common Stock and only in Voting Common Stock on the Voting Common Stock.

Restrictions on Voting Rights.  The holders of Non-Voting Common Stock, as such, shall have no voting power and shall not be entitled to vote on any matter except as otherwise required by law or as otherwise expressly provided for herein. Notwithstanding the foregoing, and in addition to any other vote required by law, the affirmative vote of a majority of the outstanding shares of Non-Voting Common Stock, voting separately as a class, shall be required to amend, alter or repeal (including by merger, consolidation or otherwise) any provision of this Second Amended and Restated Certificate of Incorporation that adversely affects the powers, preferences or rights of the Non-Voting Common Stock contained herein in a manner that is materially adverse from the effect of such amendment, alteration or repeal on the Voting Common Stock.

Conversion Rights.  The right to convert shares of Non-Voting Common Stock shall be subject to the following:

(i)                                     Subject to clause (ii) below, each holder of shares of Non-Voting Common Stock shall have the right, at any time and from time to time, at such holder’s option, to convert any or all such holder’s shares of Non-Voting Common Stock, in whole or in part, into an equal number of fully paid and non assessable shares of Voting Common Stock; provided that, notwithstanding anything in this Second Amended and Restated Certificate of Incorporation to the contrary, the Non-Voting Common Stock may not be converted into Voting Common Stock if such conversion would (i) require Applicable Regulatory Approval (that has not yet been received) or (ii) result in a number of shares of Voting Common Stock to be issued that would exceed the number of shares of Voting Common Stock authorized for issuance by the corporation; provided, however, that in the event that there shall not be sufficient shares of Voting Common Stock issued but not outstanding or authorized but unissued to permit the exercise in full of the rights contained in this Second Amended and Restated Certificate of Incorporation, the corporation shall use its best efforts to take all such action as may be necessary to promptly authorize sufficient additional shares of Voting Common Stock for issuance upon exercise of all such rights.

(ii)                                  Notwithstanding the provisions of clause (i) above, shares of Non-Voting Common Stock beneficially owned by holders that own such shares by virtue of (x) having converted their shares of Preferred Stock or Voting Common Stock into shares of Non-Voting Common Stock or (y) the consummation of the transactions contemplated by that certain Series A Convertible Preferred Stock Transaction Agreement, dated as of July 27, 2011, among the corporation and the other parties thereto, as amended from time to time (such holders, collectively, the “Investors”) or their affiliates, or any other transferee of any Investor or any such affiliate or any further transferee of such transferee who does not receive such shares of Non-Voting Common Stock in a Widely Dispersed Offering (a “Restricted Transferee”) shall not, under any circumstance, be entitled to convert into Voting Common Stock pursuant to clause (i) above; provided, however, if (A) any Investor, its affiliates or a Restricted Transferee shall transfer any such shares of Non-Voting Common Stock to any other person in a Widely Dispersed Offering such that they are no longer beneficially owned by an Investor or its affiliates or such Restricted Transferee, as applicable, such transferred shares shall automatically be converted into Voting Common Stock pursuant to this Article FOURTH (subject to the limitations contained herein) or (B) the corporation ceases to be a bank holding company, then all shares of Non-Voting Common Stock shall automatically be converted into Voting Common Stock pursuant to this Article FOURTH without limitation as described herein.

(iii)                               “Applicable Regulatory Approval” means, with respect to a particular holder, all governmental, quasi-governmental, court or regulatory approvals, consents or statements of non-objection necessary to allow such holder to acquire the shares of Voting Common Stock issuable upon conversion of the Non-Voting Common Stock held by it or to own or control such shares of Voting Common Stock and the expiration or earlier termination of any required waiting period, including any approvals, consents or statements of non-objection required by any state or federal banking regulatory authority.

(iv)                              “Widely Dispersed Offering” means (i) a widespread public distribution, (ii) a transfer in which no transferee (or group of associated transferees) would receive 2% or more of any class of voting securities of the corporation, or (iii) a transfer to a transferee that would control more than 50% of the voting securities of the corporation without any transfer from any Investor or its affiliates or a Restricted Transferee or its affiliates, as applicable.

Conversion Mechanics.  Any conversion of shares of Non-Voting Common Stock into shares of Voting Common Stock pursuant to this Article FOURTH shall be subject to the following:

(i)                                     A holder of shares of Non-Voting Common Stock that elects to exercise its conversion rights pursuant to clause (i) under “Conversion Rights” above shall provide notice to the corporation as follows: such holder shall surrender the certificate or certificates representing such shares at the office of the corporation (or any transfer agent of the corporation previously designated by the corporation to the holders of Non-Voting Common Stock for this purpose) with a written notice of election to convert, completed and signed, specifying the number of shares to be converted. Such holder shall also provide to the corporation confirmation, reasonably acceptable to the corporation, that the holder has received Applicable Regulatory Approval, to the extent required in connection with such conversion. Unless the shares issuable upon conversion pursuant clause (i) under “Conversion Rights” above are to be issued in the same name as the name in which such shares of Non-Voting Common Stock are registered, each share surrendered for conversion shall be accompanied by instruments of transfer, in form reasonably satisfactory to the corporation, duly executed by the holder thereof or such holder’s duly authorized attorney. As promptly as practicable, after the surrender by the holder of the certificates representing shares of Non-Voting Common Stock as aforesaid, the corporation shall issue and shall deliver to such holder or, on the holder’s written order, to the holder’s transferee, a certificate or certificates representing the number of shares of Voting Common Stock issuable upon conversion of such shares.

(ii)                                  To the extent any Investor or its affiliates or any Restricted Transferee transfers or proposes to transfer any shares of Non-Voting Common Stock in a Widely Dispersed Offering, the transferor shall surrender to the corporation, on behalf of the transferee(s), the certificate or certificates representing such shares at the office of the corporation (or any transfer agent of the corporation previously designated by the corporation to the holders of Non-Voting Common Stock for this purpose) with a written notice of such transfer, the effective date of such transfer, together with a certificate affirming that such transfer has been made in or as a necessary condition of a Widely Dispersed Offering. As promptly as practicable, or to the extent that such transfer is in connection with a widespread public distribution, on the effective date of such transfer as set forth in the notice to the corporation, the corporation shall issue and shall deliver to the transferee(s), a certificate or certificates representing the number of shares of Voting Common Stock issuable upon conversion of such shares.

(iii)                               Each conversion shall be deemed to have been effected immediately prior to the close of business on the first business day on which the certificates representing shares of Non-Voting Common Stock shall have been surrendered and such notice received by the corporation as aforesaid or to the extent that such transfer is in connection with a widespread public distribution on the effective date of such transfer as set forth in the notice to the corporation (the “Conversion Date”). At such time on the Conversion Date: (A) the person in whose name or names any certificate or certificates representing shares of Voting Common Stock shall be issuable upon such conversion shall be deemed to have become the holder of record of the shares of Voting Common Stock represented thereby at such time; and (B) such shares of Non-Voting Common Stock so converted shall no longer be deemed to be outstanding, and all rights of a holder with respect to such shares surrendered for conversion shall immediately terminate except the right to receive the Voting Common Stock pursuant to this Article FOURTH.

(iv)                              Upon a conversion pursuant to this Article FOURTH, each converted share of Non-Voting Common Stock shall be retired.”

2.                                       That, pursuant to resolution of its Board of Directors, a meeting of the stockholders of the Company was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware, at which meeting the necessary number of shares as required by statute was voted in favor of the amendment.

3.                                       That said amendment was duly adopted in accordance with the provisions of Sections 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Company has caused this certificate to be signed by its duly authorized officer on this      day of                    , 2011.

GUARANTY BANCORP.

By:
	Name:	Paul W. Taylor
	Title:	CEO & President

EXHIBIT C

FORM OF JOINDER

[Date]

Reference is made to the Amended and Restated Series A Convertible Preferred Stock Transaction Agreement (as amended, supplemented or otherwise modified from time to time, the “Transaction Agreement”), dated as of August 9, 2011, by and among Guaranty Bancorp, a Delaware corporation (the “Company”), and each holder of Series A Convertible Preferred Stock listed on Annex A attached thereto and such other holders that may become party thereto from time to time (each, a “Series A Holder” and collectively, the “Series A Holders”). Capitalized terms used but not otherwise defined herein shall have the meanings assigned to such terms in the Transaction Agreement.

This Joinder supplements the Transaction Agreement and is delivered by the undersigned (the “Additional Series A Holder”) pursuant to Section 19 of the Transaction Agreement.  The Additional Series A Holder hereby agrees to be bound as a Series A Holder party to the Recapitalization Agreement by all of the terms, covenants and conditions set forth in the Transaction Agreement to the same extent that it would have been bound if it had been a signatory to the Transaction Agreement as a Series A Holder thereunder on the date of the Transaction Agreement.

For the convenience of the parties hereto, this Joinder may be executed in any number of counterparts, each of which shall be deemed to be an original instrument, and all such counterparts will together constitute the same agreement.  Executed signature pages to this Joinder may be delivered by facsimile and such facsimiles will be deemed as sufficient as if actual signature pages had been delivered.

This Joinder shall be governed by, construed and enforced in accordance with the laws of the State of Colorado, without giving effect to conflicts of law principles or other principles that would require the application of any other law.

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C-1

IN WITNESS WHEREOF, the Additional Series A Holder has caused this Joinder to be duly executed and delivered as of the date first above written.

[Additional Series A Holder]

By:
Name:
Title:

AGREED TO AND ACCEPTED:

Guaranty Bancorp

By:
Name:
Title:

C-2